Exhibit 4.1

BOND TERMS
FOR
Forum Energy Technologies, Inc. 10.50% senior secured USD 250,000,000 bonds 2024/2029
ISIN NO0013339036 (after the Distribution Compliance Period)
ISIN NO0013339044 (during the Distribution Compliance Period)

Contents
Clause	Page
1. INTERPRETATION     3
2.    THE BONDS    22
3.    THE BONDHOLDERS    27
4.    ADMISSION TO LISTING    27
5.    REGISTRATION OF THE BONDS    28
6.    CONDITIONS FOR DISBURSEMENT    28
7.    REPRESENTATIONS AND WARRANTIES    31
8.    PAYMENTS IN RESPECT OF THE BONDS    33
9.    INTEREST    35
10.    REDEMPTION AND REPURCHASE OF BONDS    36
11.    PURCHASE AND TRANSFER OF BONDS    38
12.    INFORMATION UNDERTAKINGS    39
13.    GENERAL AND FINANCIAL UNDERTAKINGS    41
14.    EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS    46
15.    BONDHOLDERS’ DECISIONS    49
16.    THE BOND TRUSTEE    54
17.    AMENDMENTS AND WAIVERS    58
18.    MISCELLANEOUS    59
19.    GOVERNING LAW AND JURISDICTION    61

ATTACHMENT 1 COMPLIANCE CERTIFICATE
ATTACHMENT 2 RELEASE NOTICE
ATTACHMENT 3 AGREED SECURITY PRINCIPLES
ATTACHMENT 4 TAXATION

BOND TERMS between:
ISSUER:	Forum Energy Technologies, Inc., a corporation organised under the laws the State of Delaware with file no. 3966995 and LEI-code 549300SF93HLCR1REE27; and
BOND TRUSTEE:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85.
DATED:	5 November 2024
These Bond Terms shall remain in effect for so long as any Bonds remain outstanding.

1.    INTERPRETATION
1.1    Definitions
The following terms will have the following meanings:
“ABL Creditors” means the finance parties under the ABL Finance Documents.
“ABL Facility” means the existing USD 250,000,000 asset backed loan facility entered into between, inter alia, the Issuer, Forum Canada ULC and GT Coiled Tubing of Canada ULC as borrowers and Wells Fargo Bank, National Association, as facility agent and any refinancing of the same entered into by any other Obligor.
“ABL First Priority Security” means the first priority security granted to secure the ABL Facility over the assets which are covered by the Second Priority Transaction Security.
“ABL Finance Documents” means the agreement(s) for the ABL Facility and any ancillary facilities or letters of credit or other document entered into in relation thereto.
“ABL Second Priority Security” means the second priority security granted to secure the ABL Facility over the assets which are covered by the First Priority Transaction Security (other than Bond Separate Collateral).
“Accounting Standard” means GAAP.
“Additional Bonds” means the debt instruments issued under a Tap Issue.
“Adjusted EBITDA” means, in relation to a Relevant Period, EBITDA for that Relevant Period adjusted by:

(a)    including the operating profit before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of a Group Company (or attributable to a business or assets) acquired during the Relevant Period for that part of the Relevant Period prior to its becoming a Group Company or (as the case may be) prior to the acquisition of the business or asset; and
(b)    excluding the operating profit before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) attributable to any Group Company (or to any business or assets) disposed of during the Relevant Period for that part of the Relevant Period.
“Adjusted Net Cash Flow to Equity” means, for any financial year, an amount, calculated on a consolidated basis for the Group (without double counting) equal to the aggregate of:
(a)    cash-flow from operations; plus
(b)    the net amount of any new equity raised by the Issuer; plus
(c)    any interest income; plus
(d)    the amount of any cash and cash equivalents released from a blocked account (i.e. accounts where funds are not available for withdrawal) or credited to an account that became unblocked in the relevant period; less
(e)    capital expenditures incurred; less
(f)    cash investments and acquisitions incl. contingent payments made (excluding the acquisition of Variperm Holdings Ltd. in 2024) in each case unless and to the extent such investment or acquisition was funded by any Financial Indebtedness made available to the Group; less
(g)    debt service incl. cash hedging costs (i.e., interest and scheduled instalments/repayments paid by any Group Company) other than any principal payment or cash hedging costs refinanced or rolled into new debt or hedging arrangements; less
(h)    any lease payments (to the extent not taken into account in the cash-flow from operations or debt service); less
(i)    any other financing cost not reflected in (a), (e), (g) or (h); less
(j)    the amount of any cash and cash equivalents transferred to a blocked account (accounts where funds are not available for withdrawal) or credited to an account that became blocked in the relevant period; less
(k)    the net amount of stock purchases and payment of withheld taxes on stock-based compensation plans; less
(l)    taxes paid.
“Affiliate” means, in relation to any person:

(a)    any person which is a Subsidiary of that person;
(b)    any person with Decisive Influence over that person (directly or indirectly); and
(c)    any person which is a Subsidiary of an entity with Decisive Influence over that person (directly or indirectly).
“Agreed Security Principles” means the security principles set out in Attachment 3 (Agreed Security Principles) hereto.
“Annual Financial Statements” means the audited consolidated annual financial statements of the Issuer in the English language for any financial year, prepared in accordance with the Accounting Standard, such financial statements to include a profit and loss account, balance sheet and cash flow statement.
“Attachment” means any schedule, appendix or other attachment to these Bond Terms.
“Bond Currency” means the currency in which the Bonds are denominated, as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Bond Separate Collateral” means security granted pursuant to Clause 2.5 (a)(iii)(I) and Clause 2.5 (a)(v)(A) through (a)(v)(C) (both inclusive) and all to the extent the ABL Creditors have not elected to take such security on priority after the Transaction Security.
“Bond Terms” means these terms and conditions, including all Attachments which form an integrated part of these Bond Terms, in each case as amended and/or supplemented from time to time.
“Bond Trustee” means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.
“Bond Trustee Fee Agreement” means the agreement entered into between the Issuer and the Bond Trustee relating, among other things, to the fees to be paid by the Issuer to the Bond Trustee for the services provided by the Bond Trustee relating to the Bonds.
“Bondholder” means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders’ rights).
“Bondholders’ Meeting” means a meeting of Bondholders as set out in Clause 15 (Bondholders’ Decisions).
“Bonds” means (i) the debt instruments issued by the Issuer pursuant to these Bond Terms including any Additional Bonds, and (ii) any overdue and unpaid principal which has been issued under a separate ISIN in accordance with the regulations of the CSD from time to time.
“Business Day” means a day on which both the relevant CSD settlement system is open, and the relevant settlement system for the Bond Currency is open.

“Business Day Convention” means that if the last day of any Interest Period originally falls on a day that is not a Business Day, no adjustment will be made to the Interest Period.
“Call Option” has the meaning ascribed to such term in Clause 10.2 (Voluntary early redemption – Call Option).
“Call Option Repayment Date” means the settlement date for the Call Option determined by the Issuer pursuant to Clause 10.2 (Voluntary early redemption – Call Option), paragraph (d) of Clause 10.3 (Mandatory repurchase due to a Put Option Event) or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.
“Cash and Cash Equivalents” means at any time:
(a)    cash in hand or amounts standing to the credit of any current and/or on deposit accounts with a reputable bank; and
(b)    time deposits with reputable banks and certificates of deposit issued, and bills of exchange accepted, by a reputable bank, in each case to which the Obligors are beneficially entitled at the time and to which it has free and unrestricted access and which is not subject to any Security (other than any Transaction Security and ABL Second Priority Security and, to the extent such funds are not blocked for access or transfer by the relevant Group Company, the ABL First Priority Security).
“Change of Control Event” means a person or group of persons acting in concert gaining Decisive Influence over the Issuer.
“Compliance Certificate” means a statement substantially in the form as set out in Attachment 1 hereto.
“CSD” means the central securities depository in which the Bonds are registered, being Verdipapirsentralen ASA (VPS).
“Decisive Influence” means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):
(a)    a majority of the voting rights in that other person; or
(b)    a right to elect or remove a majority of the members of the board of directors of that other person.
“Default Notice” has the meaning ascribed to such term in Clause 14.2 (Acceleration of the Bonds).
“Default Repayment Date” means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.
“Distribution” means:

(a)    payment of dividend, charge or fee or other distribution (whether in cash or in kind) on or in respect of share capital, other than dividends or distributions payable in common equity or preferred equity that has no mandatory cash redemption features issued by the Issuer or any warrants, options or rights to purchase or acquire such equity);
(b)    repayment or distribution of dividend or share premium reserve;
(c)    redemption, repurchase or repayment of share capital or other restricted equity with repayment to shareholders;
(d)    repayment or service of any Subordinated Loan (other than capitalising accrued interest); or
(e)    other similar distributions or transfers of value to the direct and indirect shareholders of any Group Company or the Affiliates of such direct and indirect shareholders.
“Distribution Compliance Period” has the meaning assigned to that term in Rule 902 of Regulation S.
“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation:
(a)    before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that period;
(b)    not including any accrued interest owing to any member of the Group;
(c)    excluding any Transaction Costs;
(d)    after adding back any amount attributable to the amortisation, depreciation, depletion or impairment of assets of members of the Group;
(e)    before taking into account any exceptional, one off, non-recurring or extraordinary items for up to a total amount equal to 10.00 per cent. of EBITDA in respect of such Relevant Period in aggregate for the Group;
(f)    before taking into account any unrealised gains or losses on any financial or derivative instrument (other than any derivative instruments which are accounted for on a hedge account basis);
(g)    after deducting any gain over book value and after adding back any loss arising on the disposal of any asset of any member of the Group (other than the sale of trading stock) during such period;
(h)    after deducting the amount of any profit (or adding back the amount of any loss) of any Group Company which is attributable to minority interests;
(i)    after adding back or deducting, as the case may be, the Group's share of the profits or losses of entities which are not part of the Group;

(j)    after adding back any charge to profit represented by the expensing of stock options and costs and provisions relating to share incentive schemes of the Group or other long-term management incentive programs;
(k)    after deducting any operating lease expenses which are not included in the operating profit, including any expenses under any lease or hire purchase contract which would, in accordance with the Accounting Standard, be capitalised as an asset and booked as a corresponding liability in the balance sheet and which would have been characterized, classified or reclassified as an operating lease in accordance with the Accounting Standard prior to the date of the Issuer’s adoption of Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) (whether or not such lease was in effect on such date); and
(l)    gains and losses due solely to fluctuations in currency values and the related tax effects, in each case, to the extent added, deducted or taken into account (as the case may be) for the purpose of determining operating profits of the Group before taxation.
“Event of Default” means any of the events or circumstances specified in Clause 14.1 (Events of Default).
“Exchange” means:
(a)    Nordic ABM, a self-regulated marketplace organised and operated by Oslo Børs;
(b)    Oslo Børs (the Oslo Stock Exchange); or
(c)    any regulated market as such term is understood in accordance with the Markets in Financial Instruments Directive 2014/65/EU (MiFID II) and Regulation (EU) No. 600/2014 on markets in financial instruments (MiFIR).
“Excluded Accounts” means (A) deposit accounts and securities accounts with an aggregate amount on deposit therein of not more than USD 250,000 at any one time for all such deposit accounts and securities accounts, and (B) deposit accounts and securities accounts that are exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the Issuer’s or its Subsidiaries employees.
“Excluded Equity Interests” means the equity interests owned by the Issuer or any Guarantor in a joint venture to the extent (but only to the extent) (a) the organizational documents of such joint venture (to the extent such joint venture is not wholly-owned, directly or indirectly, by the Issuer) prohibits the granting of Lien on such equity interests or (b) such equity interests of such joint venture are otherwise pledged as collateral to secure (i) obligations to the other holders of the equity interests in such joint venture (other than a holder that is a Subsidiary of Issuer) or (ii) indebtedness of such joint venture that is non-recourse to the Issuer and the Guarantors and to the Issuer’s or any of the Guarantor’s assets; provided however that, if any of the foregoing conditions cease to be in effect for any reason, then the equity interest in such joint venture shall cease to be an “Excluded Equity Interest” and shall automatically be subject to the Transaction Security; provided further, that any proceeds received by the Issuer or any Guarantor from the sale, transfer or other disposition of Excluded Equity Interest shall constitute Transaction Security unless any property constituting such proceeds are themselves subject to the exclusions set forth above.
“Excluded Governmental Approvals” means any consent, or approval of any governmental authority to the extent (but only to the extent) that the Issuer or any Guarantor is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such property by reason of (a) a negative pledge, anti-assignment provision or other contractual restriction or (b) applicable law to which the Issuer or any Guarantor or such property is subject; provided, however, to the extent that (i) either of the prohibitions discussed in clause (a) and (b) above is ineffective or subsequently rendered ineffective or unenforceable under Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of the relevant jurisdiction or under any other applicable law or is otherwise no longer in effect or enforceable, or (ii) the Issuer or such Guarantor has obtained the consent of the applicable governmental authority to the creation of a lien and security interest in, such Excluded Governmental Approval, then such approval or consent shall cease to be an Excluded Governmental Approval and shall automatically be subject to the Transaction Security; provided further, that any proceeds received by the Issuer or any Guarantor from the sale, transfer or other disposition of Excluded Governmental Approval shall constitute Transaction Security unless any property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Property.
“Excluded PMSI Collateral” means any property and proceeds thereof (including insurance proceeds) of the Issuer or any Guarantor that is at any time subject to a Lien securing purchase money indebtedness or a capitalized lease obligation to the extent (and only to the extent) that (a) the Financial Indebtedness associated with such Lien is permitted hereunder and (b) the documents evidencing such Financial Indebtedness prohibit or restrict the granting of a Lien in such property; provided, however, to the extent that either of the prohibitions discussed in clause (a) and (b) above is ineffective or subsequently rendered ineffective or unenforceable under Sections 9-406, 9-407, 9-408 or 9-409 of the applicable Uniform Commercial Code or under any other applicable law or is otherwise no longer in effect, then such property and proceeds thereof shall cease to be Excluded PMSI Collateral and shall automatically be subject to the lien and security interests granted to the Secured Parties; provided, further, that any proceeds received by the Issuer or any Grantor from the sale, transfer or other disposition of Excluded PMSI Collateral shall constitute Collateral unless any property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Property.
“Excluded Real Property” means all leased real property of the Issuer or any Guarantor and all insurance proceeds thereof.
“Existing Debt” means the Financial Indebtedness under:
(a)    the currently outstanding (as of September 1, 2024) approximately USD 61.2 million senior secured notes due 2025 issued by the Issuer; and
(b)    the currently outstanding (as of September 1, 2024) approximately USD 59.7 million secured seller credit note issued by the Issuer,

which shall be refinanced using part of the proceeds of the Initial Bond Issue.
“Finance Documents” means these Bond Terms, the Bond Trustee Fee Agreement, the Intercreditor Agreement, any Transaction Security Document and any other document designated by the Issuer and the Bond Trustee as a Finance Document.
“Finance Lease” means lease or hire purchase contract which would, in accordance with the Accounting Standard, be capitalised as an asset and booked as a corresponding liability in the balance sheet, provided that any lease (or similar arrangement) that would have been characterized, classified or reclassified as an operating lease in accordance with the Accounting Standard prior to the date of the Issuer’s adoption of Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) (whether or not such lease was in effect on such date) shall not constitute a Finance Lease, and any such lease shall be treated as though it were reflected on the Financial Reports in the same manner as an operating lease would have been reflected prior to Issuer’s adoption of Accounting Standards Codification 842.
“Financial Covenants” has the meaning ascribed to such term in Clause 13.18 (Financial Covenants).
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)    moneys borrowed (and debit balances at banks or other financial institutions);
(b)    any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)    any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, including the Bonds;
(d)    the amount of any liability in respect of any Finance Lease;
(e)    receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for de-recognition under the Accounting Standard are met);
(f)    any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price and, when calculating the value of any derivative transaction, only the mark to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);
(g)    any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not a Group Company which liability would fall within one of the other paragraphs of this definition;

(h)    any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the Issuer) before the Maturity Date or are otherwise classified as borrowings under the Accounting Standard;
(i)    any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 120 calendar days after the date of supply;
(j)    any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under the Accounting Standard; and
(k)    without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.
“Financial Reports” means the Annual Financial Statements and the Interim Accounts.
“First Call Date” means the Interest Payment Date falling in May 2027.
“First Call Price” means the meaning ascribed to such term in paragraph (a)(ii) of Clause 10.2 (Voluntary early redemption – Call Option).
“First Priority Transaction Security” means the Transaction Security listed in paragraph (a)(iii) to (a)(v) of Clause 2.5 (Transaction Security).
“GAAP” means generally accepted accounting practices and principles in the country in which the Issuer is incorporated including, if applicable, IFRS.
“German Guarantor” means Forum B+V Oil Tools GmbH, a company registered under the laws of Germany.
“Group” means the Issuer and all its Subsidiaries from time to time.
“Group Company” means any person which is a member of the Group.
“Guarantee” means the joint and several unconditional Norwegian law guarantee and indemnity (Norwegian: “selvskyldnerkausjon”) issued by each of the Guarantors in respect of the Secured Obligations.
“Guarantor” means each Original Guarantor and from time to time each Material Group Company and each Group Company which is a guarantor under the ABL Facility.
“IFRS” means the International Financial Reporting Standards and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof) in force from time to time and to the extent applicable to the relevant financial statement.
“Incurrence Test” has the meaning ascribed to such term in Clause 13.20 (Incurrence Test).

“Initial Bond Issue” means the amount to be issued on the Issue Date as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Initial Nominal Amount” means the Nominal Amount of each Bond on the Issue Date as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Insolvent” means that a person:
(a)    is unable or admits inability to pay its debts as they fall due;
(b)    suspends making payments on any of its debts generally; or
(c)    is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its centre of main interest as such term is understood pursuant to Regulation (EU) 2015/848 on insolvency proceedings (as amended from time to time).
“Intercompany Loan” means any loan or credit granted by a Group Company to any other Group Company.
“Intercreditor Agreement” means the New York law intercreditor agreement to be dated on or about 7 November 2024 between, inter alia, the Issuer and the Bond Trustee.
“Interest Payment Date” means the last day of each Interest Period, the first Interest Payment Date being 7 May 2025 and the last Interest Payment Date being the Maturity Date.
“Interest Period” means, subject to adjustment in accordance with the Business Day Convention, the periods between 7 May and 7 November each year, provided however that an Interest Period shall not extend beyond the Maturity Date.
“Interest Rate” means 10.50 percentage points per annum.
“Interim Accounts” means the unaudited consolidated quarterly financial statements of the Issuer for the quarterly period ending on 31 March, 30 June or 30 September each year, in the English language, prepared in accordance with the Accounting Standard.
“ISIN” means International Securities Identification Number.
“Issue Date” means 7 November 2024.
“Issuer” means the company designated as such in the preamble to these Bond Terms.
“Issuer’s Bonds” means any Bonds which are owned by the Issuer or any Affiliate of the Issuer.
“Leverage Ratio” means the ratio of Net Debt to Adjusted EBITDA.
“Listing Failure Event” means:
(a)    that the Bonds have not been admitted to listing on an Exchange within nine (9) months following the Issue Date; or

(b)    in the case of a successful admission to listing, that a period of three (3) months has elapsed since the Bonds ceased to be admitted to listing on an Exchange.
“Liquidity” means the sum of:
(a)    any Cash and Cash Equivalents of any Group Company; plus
(b)    any amount of undrawn and available borrowing base under the ABL Facility, which is available for immediately drawing to be applied for working capital or general corporate purposes of the Group (subject only to customary conditions for utilisation) and provided that there is no less than 6 months until the maturity date of the ABL Facility.
“Make Whole Amount” means an amount equal to the sum of the present value on the Repayment Date of:
(a)    the Nominal Amount of the redeemed Bonds at the First Call Price as if such payment originally had taken place on the First Call Date; and
(b)    the remaining interest payments of the redeemed Bonds (less any accrued and unpaid interest on the redeemed Bonds as at the Repayment Date) to the First Call Date,
where the present value shall be calculated by using a discount rate of 4.55 per cent. per annum.
“Manager” means ABG Sundal Collier ASA.
“Material Adverse Effect” means a material adverse effect on:
(a)    the ability of the Issuer or any Guarantor to perform and comply with its obligations under any Finance Document; or
(b)    the validity or enforceability of any Finance Document.
“Material Group Company” means the Guarantors and any Group Company which is designated as a Material Group Company by the Issuer pursuant to Clause 13.17 (Designation of Material Group Companies).
“Maturity Date” means 7 November 2029, adjusted according to the Business Day Convention.
“Maximum Issue Amount” means the maximum amount that may be issued under these Bond Terms as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Net Debt” means, at any time, the aggregate amount of all Financial Indebtedness of the Group but:
(a)    excluding any such obligations to any other Group Company;
(b)    excluding any such obligations in respect of any Subordinated Loan;

(c)    including, in the case of any Finance Lease, their capitalised value; and
(d)    deducting the aggregate amount of Cash and Cash Equivalents at that time, and so that no amount shall be included or excluded more than once.
“Net Proceeds” means the proceeds from the issuance of the Bonds (net of fees and legal cost of the Manager and, if required by the Bond Trustee, the Bond Trustee fee, and any other cost and expenses incurred in connection with the issuance of the Bonds).
“Nominal Amount” means the nominal value of each Bond at any time. The Nominal Amount may be amended pursuant to paragraph (j) of Clause 16.2 (The duties and authority of the Bond Trustee).
“Obligor” means the Issuer, each Security Provider and each Guarantor.
“Offshore Transaction” has the meaning assigned to that term in Rule 902 of Regulation S.
“Original Guarantors” means each of:
(a)    FET Holdings, LLC, a limited liability company organized under the laws of the State of Delaware with file no. 5081660;
(b)    Forum US, Inc., a corporation organized under the laws of the State of Delaware with file no. 4623178;
(c)    Forum Canada ULC, an Alberta unlimited liability corporation;
(d)    GT Coiled Tubing of Canada ULC, an Alberta unlimited liability corporation
(e)    Global Flow Technologies, Inc., a corporation organized under the laws of the State of Delaware with file no. 3987975;
(f)    Forum International Holdings, Inc., a corporation organized under the laws of the State of Delaware with file no. 4129244;
(g)    Forum Energy Services, Inc., a corporation organized under the laws of the State of Delaware with file no. 5073886;
(h)    Forum Global Holdings, LLC, a limited liability company organized under the laws of the State of Delaware with file no. 5583494;
(i)    Forum Global Tubing LLC, a limited liability company organized under the laws of the State of Delaware with file no. 4348809;
(j)    Forum Global Tubing LP, a limited partnership organized under the laws of the State of Delaware with file no. 4340489;
(k)    Houston Global Heat Transfer LLC, a limited liability company organized under the laws of the State of Delaware with file no. 6285295;

(l)    Global Tubing LLC, a limited liability company organized under the laws of the State of Delaware with file no. 4338760;
(m)    Z Resources, Inc., a corporation organized under the laws of the State of Delaware with file no. 2730633;
(n)    Z Explorations, Inc., a corporation organized under the laws of the State of Delaware with file no. 2730624;
(o)    ZY-Tech Global Industries, Inc., a corporation organized under the laws of the State of Delaware with file no. 2730627;
(p)    Pro-Tech Valve Sales, Inc., an Alberta corporation;
(q)    Pacific Perforating, Inc., a corporation organized under the laws of the State of Delaware with file no. 5939570;
(r)    Variperm Holdings Ltd., an Alberta corporation;
(s)    2357835 Alberta Ltd., an Alberta corporation;
(t)     Variperm Energy Services Inc., an Alberta corporation;
(u)    Forum Energy Technologies (UK) Limited, a company registered under the laws of Scotland; and
(v)    the German Guarantor.
“Outstanding Bonds” means any Bonds not redeemed or otherwise discharged.
“Overdue Amount” means any amount required to be paid by an Obligor under the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.
“Partial Payment” means a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents.
“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD.
“Payment Date” means any Interest Payment Date or any Repayment Date.
“Permitted Distribution” means:
(a)    any Distribution by the Issuer, provided that the Incurrence Test is met with respect to such Distribution, of up to fifty per cent. (50.00%) of Adjusted Net Cash Flow to Equity of the Group in the previous calendar year, and where any unutilised portion of such net profit may not be carried forward;

(b)    any Distributions by the Issuer or any entity becoming a Group Company after the Issue Date, in respect of any management equity plan, stock option plan or any other management or employee benefit plan, agreement, or trust;
(c)    repurchases or redemptions of shares or warrants (i) upon the cashless exercise of stock options settled through the issuance of new shares, (ii) in satisfaction of customary indemnification and purchase price adjustment obligations under business acquisition arrangements in which shares of the Issuer were issued as consideration for such acquisition and where such repurchase or redemption is without any cash effect, or (iii) out of the net cash proceeds received by the Group from a substantially concurrent (but prior) sale of shares in the Issuer made (in whole or in part) for such purpose (and which equity injection shall not count for any other purpose (including equity cure) in the Bond Terms);
(d)    any Distribution by a Group Company (other than the Issuer), if such Distribution is made to another Group Company and, if made by a Group Company which is not wholly-owned, is made pro rata to its shareholders on the basis of their respective ownership at the time; and
(e)    any Distribution not permitted by the preceding paragraphs in any financial year not exceeding USD 1,000,000 in that year, in each case, provided that no Event of Default has occurred and is continuing or would result by making such Distribution.
“Permitted Financial Indebtedness” means any Financial Indebtedness:
(a)    arising under the Finance Documents;
(b)    arising under the ABL Facility;
(c)    arising under any unsecured bonds issued by the Issuer provided that (i) the Incurrence Test is met and (ii) such bonds does not have any scheduled amortisation, mandatory or voluntary redemptions (other than in respect of change of control) or maturity until at least 6 months after the Maturity Date other than in the event that the Bonds have been redeemed in full;
(d)    arising under any secured debt incurred by the Issuer provided by any bank provided that (i) the Incurrence Test is met, (ii) such debt does not have any scheduled amortisation, mandatory or voluntary redemptions (other than in respect of change of control) or maturity until at least 6 months after the Maturity Date other than in the event that the Bonds have been redeemed in full, and (iii) the relevant creditor representative for such financing has acceded to the Intercreditor Agreement as “Pari Passu Liabilities”;
(e)    constituting Permitted Hedging Obligations;
(f)    of any person acquired by a Group Company after the Issue Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three (3) months following the date of acquisition;
(g)     financing of real property in an amount outstanding which does not exceed USD 5,000,000 (or its equivalent) in aggregate for the Group at any time;
(h)    arising under any Intercompany Loans provided that any such loan made by a Group Company which is not a Guarantor to a Guarantor must be subordinated to the liabilities under the Finance Documents pursuant to a subordination statement addressed to the Bond Trustee;
(i)    incurred under any existing and future importation-, bid-, payment-, surety- (other than in respect of indebtedness for borrowed money) and performance bonds and letters of credit in the ordinary course of business, including any counter-indemnity obligation arising under any guarantee granted by a commercial bank for any of the foregoing;
(j)    arising under supplier credits on normal commercial terms in the ordinary course of business;
(k)    arising as a result of a contemplated refinancing of the Bonds in full provided that (i) a call notice has been served on the Bonds or will be served in connection with the refinancing (in full and any conditions precedent have been satisfied or waived) and (ii) the proceeds of such debt issuance are held in escrow until full repayment of the Bonds;
(l)    incurred in respect of any liabilities for pensions, deferred employee compensation or tax, or in connection with the financing of insurance premiums, in each case incurred in the ordinary course of business;
(m)    arising under Subordinated Loans; and
(n)    not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed USD 10,000,000 (or its equivalent) in aggregate for the Group at any time.
“Permitted Guarantee” means:
(a)    any Guarantee or indemnity granted under the Finance Documents;
(b)    any Guarantee or indemnity granted in respect of the ABL Facility provided that the relevant guarantor also becomes a Guarantor;
(c)    any guarantee or indemnity for the benefit of third parties in the ordinary course of business or guarantees by the Issuer for liabilities of any Obligor which liabilities are not Financial Indebtedness;
(d)    any guarantee for the obligations of another Group Company;
(e)    any guarantee given in respect of netting or set-off arrangements permitted pursuant to paragraph e) of the definition of Permitted Security; or

(f)    not otherwise permitted by the preceding paragraphs and in the ordinary course of business so long as the aggregate amount of the guaranteed liabilities does not exceed USD 10,000,000 (or its equivalent in other currencies) at any time.
“Permitted Hedging Obligation” means any liabilities of any Group Company under a derivative transaction entered into with one or more hedge counterparties in connection with protection against or benefit from fluctuation in any rate or price, where such exposure arises in respect of payments to be made in the ordinary course of business (but not a derivative transaction for investment or speculative purposes).
“Permitted Loan” means:
(a)    any trade credit extended by any Group Company on normal commercial terms and in the ordinary course of trading;
(b)    Financial Indebtedness which is referred to in the definition of, or otherwise constitutes Permitted Financial Indebtedness; and
(c)    any loan so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed USD 5,000,000 (or its equivalent in other currencies) at any time.
“Permitted Security” means:
(a)    any Transaction Security created under the Finance Documents;
(b)    any ABL First Priority Security and any ABL Second Priority Security, in each case subject to the Intercreditor Agreement, securing the obligations of the Group under the ABL Facility and any Permitted Hedging Obligation;
(c)    any security securing financial indebtedness incurred under paragraph d) of “Permitted Financial Indebtedness” provided that such security is shared on a pari passu basis with the Bonds;
(d)    any Security provided by or over the relevant property owning company in respect of the financing referred to in paragraph g) of “Permitted Financial Indebtedness”;
(e)    any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any Group Company;
(f)    cash collateral for taxes, assessments, government charges or claims not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP, shall have been made therefor;
(g)    easements, rights-of-way, licenses, covenants, reservations, precautionary financing statement filings in connection with operating leases, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Issuer or any other Group Company incurred in the ordinary course of business;

(h)    any Security in respect of the Existing Debt so long as the Security is irrevocably released or discharged by no later than the date of initial disbursement of the Net Proceeds;
(i)    any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group (including a multi-account overdraft);
(j)    any Security over or affecting any asset or company acquired by a Group Company after the Issue Date if the Security was not created in contemplation of the acquisition of that asset or company, the principal amount secured has not been increased in contemplation of or since the acquisition of that asset or company by a Group Company and the Security is removed or discharged within three (3) months of the date of acquisition of such asset or company;
(k)    any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any Group Company;
(l)    any Security arising as a consequence of any lease agreement permitted pursuant to the definition of “Permitted Financial Indebtedness”; or
(m)    any Security (excluding over assets covered by Transaction Security) securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any Group Company other than any permitted under the preceding paragraphs) does not exceed USD 10,000,000 (or its equivalent in other currencies).
“Planned Property Lease” means the sale by the Group of real property located in Pearland, Texas; Stafford, Texas; Dayton, Texas and Clearfield, Pennsylvania whereby such properties will be leased back to the Group by the purchaser.
“Put Option” has the meaning ascribed to such term in Clause 10.3 (Mandatory repurchase due to a Put Option Event).
“Put Option Event” means a Change of Control Event or a Take Private Event.
“Put Option Repayment Date” means the settlement date for the Put Option pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).
“Quarter Date” means, in each financial year, 31 March, 30 June, 30 September and 31 December.
“Regulation S” means Regulation S under the Securities Act.
“Release Notice” means the notice with a request for release of funds in a form as set out in Attachment 2 hereto.

“Relevant Jurisdiction” means the country in which the Bonds are issued, being Norway.
“Relevant Period” means each period of twelve (12) consecutive calendar months ending on the last day of the preceding Quarter Date.
“Relevant Record Date” means the date on which a Bondholder’s ownership of Bonds shall be recorded in the CSD as follows:
(a)    in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time; or
(b)    for the purpose of casting a vote with regard to Clause 15 (Bondholders’ Decisions), the date falling on the immediate preceding Business Day to the date of that Bondholders’ decision being made, or another date as accepted by the Bond Trustee.
“Repayment Date” means any Call Option Repayment Date, the Default Repayment Date, any Put Option Repayment Date, the Tax Event Repayment Date or the Maturity Date.
“Restricted Period” means the period from the Issue Date until the date that is one year (or such shorter period then required under Rule 144 under the Securities Act or its successor rule), after the later of the Issue Date and the last date that the that the Issuer or any of its affiliates was the owner of the Bonds or any predecessor of the Bonds.
“Second Priority Transaction Security” means the Security listed in paragraph (a)(vi) of Clause 2.5 (Transaction Security).
“Secured Obligations” means all present and future liabilities and obligations of the Obligors to any of the Secured Parties under the Finance Documents.
“Secured Parties” means the Security Agent and the Bond Trustee on behalf of itself and the Bondholders.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Trading Act” means the Securities Trading Act of 2007 no.75 of the Relevant Jurisdiction.
“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Agent” means the Bond Trustee or any successor Security Agent, acting for and on behalf of the Secured Parties in accordance with any Security Agent Agreement or any other Finance Document.
“Security Agent Agreement” means any agreement other than these Bond Terms whereby the Security Agent is appointed to act as such in the interest of the Bond Trustee (on behalf of itself and the Bondholders).
“Security Provider” means any person granting Transaction Security.

“Subordinated Loan” means any loan granted to the Issuer which is fully subordinated to the Secured Obligations to the satisfaction of the Bond Trustee, which falls due no earlier than after the Maturity Date, which does not have any right to enforce on any assets or against the Issuer and where any servicing of interest or principal of such loan is subject to all present and future obligations and liabilities under the Secured Obligations having been discharged in full.
“Subsidiary” means a person over which another person has Decisive Influence.
“Summons” means the call for a Bondholders’ Meeting or a Written Resolution as the case may be.
“Take Private Event” means an event where, as a result of a de-listing application filed by the Issuer or a merger or other transaction involving the Issuer approved by the Issuer, the shares in the Issuer are no longer listed on the New York Stock Exchange or the Nasdaq Stock Market.
“Tap Issue” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Tap Issue Addendum” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Tax Event Repayment Date” means the date set out in a notice from the Issuer to the Bondholders pursuant to Clause 10.4 (Early redemption option due to a tax event).
“Transaction Costs” means all third party advisory fees, costs and expenses and taxes incurred by the Issuer or any other member of the Group in connection with any refinancing (whether successfully completed or discontinued), the establishment of any credit facility, the reorganisation or listing of the shares in the Issuer and any future acquisitions (whether successfully completed or discontinued).
“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent (on behalf of the Secured Parties) pursuant to the Transaction Security Documents.
“Transaction Security Documents” means any Guarantee and each other document entered into by any Group Company creating or expressed to create any Transaction Security over all or any part of its assets in respect of the Secured Obligations.
“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds.
“Written Resolution” means a written (or electronic) solution for a decision making among the Bondholders, as set out in Clause 15.5 (Written Resolutions).
1.2    Construction
In these Bond Terms, unless the context otherwise requires:
(a)    headings are for ease of reference only;

(b)    words denoting the singular number will include the plural and vice versa;
(c)    references to Clauses are references to the Clauses of these Bond Terms;
(d)    references to a time are references to Central European Time unless otherwise stated;
(e)    references to a provision of “law” are a reference to that provision as amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;
(f)    references to a “regulation” includes any regulation, rule, official directive, request or guideline by any official body;
(g)    references to a “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organisation, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;
(h)    references to Bonds being “redeemed” means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;
(i)    references to Bonds being “purchased” or “repurchased” by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer’s purchase of Bonds);
(j)    references to persons “acting in concert” shall be interpreted pursuant to the relevant provisions of the Securities Trading Act; and
(k)    an Event of Default is “continuing” if it has not been remedied or waived.
2.    THE BONDS
2.1    Amount, denomination and ISIN of the Bonds
(a)    The Issuer has resolved to issue a series of Bonds up to USD 250,000,000 (the “Maximum Issue Amount”). The Bonds may be issued on different issue dates and the Initial Bond Issue will be in the amount of USD 100,000,000. The Issuer may, provided that the conditions set out in Clause 6.3 (Tap Issues) are met, at one or more occasions issue Additional Bonds (each a “Tap Issue”) until the Nominal Amount of all Additional Bonds equals in aggregate the Maximum Issue Amount less the Initial Bond Issue. Each Tap Issue will be subject to identical terms as the Bonds issued pursuant to the Initial Bond Issue in all respects as set out in these Bond Terms, except that Additional Bonds may be issued at a different price than for the Initial Bond Issue and which may be below or above the Nominal Amount. The Bond Trustee shall prepare an addendum to these Bond Terms evidencing the terms of each Tap Issue (a “Tap Issue Addendum”).
(b)    The Bonds are denominated in US Dollars (USD), being the legal currency of the United States of America.
(c)    The Initial Nominal Amount of each Bond is USD 50,000.

(d)    The ISIN of the Bonds is set out on the front page. These Bond Terms apply with identical terms and conditions to (i) all Bonds issued under this ISIN and (ii) any Overdue Amounts issued under one or more separate ISIN in accordance with the regulations of the CSD from time to time.
(e)    Holders of Overdue Amounts related to interest claims will not have any other rights under these Bond Terms than their claim for payment of such interest claim which claim shall be subject to paragraph (b) of Clause 15.1 (Authority of the Bondholders’ Meeting).
2.2    Tenor of the Bonds
The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.
2.3    Use of proceeds
(a)    The Net Proceeds from the Initial Bond Issue shall be applied towards:
(i)    first, towards repayment in full of the Existing Debt; and
(ii)    the surplus (if any) for general corporate purposes of the Group.
(b)    The Issuer will use the Net Proceeds from the issuance of any Additional Bonds towards, if not otherwise stated, general corporate purposes of the Group.
2.4    Status of the Bonds
(a)    The Bonds shall constitute senior debt obligations of the Issuer. The Bonds will rank pari passu between themselves and at least pari passu with all other obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application).
(b)    The Bonds will be secured by the Transaction Security and the Guarantees.
2.5    Transaction Security
(a)    Subject to the Agreed Security Principles, including the exclusion of the Excluded Property (as defined therein), and the Intercreditor Agreement, the Issuer shall procure that the following Transaction Security is granted to the Security Agent, on behalf of the Secured Parties:
Disbursement Security:
(i)    a first priority pledge over all shares owned by the Issuer in FET Holdings, LLC.; and
(ii)    a first priority assignment of the right to repayment and other obligations owing in respect of any Intercompany Loans granted by the Issuer to FET Holdings, LLC (other than any intercompany loan, obligation, instrument or general intangible arising from the sale or transfer of ABL First Priority Security).

Post-Disbursement Security
(iii)    with respect to any entity incorporated in the United States and Canada, first priority Transaction Security shall be granted by the Issuer and each Guarantor over the following assets held by it:
(A)    all rights, priorities and privileges relating to intellectual property, including all copyrights, patents, trademarks, trade secrets and intellectual property licenses and any other intellectual property rights, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom;
(B)    all of the capital stock and other equity interests of each Subsidiary owned by the Guarantors and any other investment property;
(C)    equipment;
(D)    fixtures;
(E)    all farm products;
(F)    all cash and cash equivalents that are, and all deposit accounts and securities accounts that contain only, proceeds of the foregoing items (a)(i) through (a)(iii)(E);
(G)    to the extent related to, substituted or exchanged for, evidencing, supporting or arising from any of the items referred to in the preceding clauses (a)(iii) through (a)(iii)(E), all General Intangibles, Chattel Paper, Documents, Letter of Credit Rights, Instruments (each as defined in the Uniform Commercial Code of the relevant jurisdiction) and rights to payment evidenced thereby, Payment Intangibles, Supporting Obligations (each as defined in the Uniform Commercial Code of the relevant jurisdiction) and books and records pertaining to the foregoing,
(H)    to the extent attributed or pertaining to any First Priority Transaction Security, all Commercial Tort Claims (as defined in the Uniform Commercial Code of the relevant jurisdiction);
(I)    all future real property owned by any Guarantor with a fair market value (in the reasonable opinion of the Issuer) in excess of USD 5,000,000;
(J)    all substitutions, replacements, accessions, products, or proceeds of any of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to, or destruction of, or other involuntary conversion (including claims in respect of condemnation or expropriation) of any kind or nature of any or all of the foregoing; and
(iv)    with respect to any entity incorporated in Scotland, first priority Transaction Security shall be granted by the Issuer and each Guarantor over the following assets held by it:

(A)    a floating charge over all the property and assets of such Guarantor;
(B)    a pledge of all shares issued by such Guarantor;
(C)    an assignment of the right to repayment and other obligations owing in respect of any loan granted to such Guarantor (other than any loan, obligation, instrument or general intangible arising from the sale or transfer of ABL First Priority Security (unless granted by an Obligor incorporated in the United States or Canada)); and
(v)    with respect to any entity incorporated in Germany, first priority Transaction Security shall be granted by the Issuer and each Guarantor over the following assets held by it:
(A)    global assignment (Globalzession) covering intercompany, trade and insurance receivables of the German Guarantor (other than any intercompany loan, obligation, instrument or general intangible arising from the sale or transfer of ABL First Priority Security;
(B)    a pledge over the entire issued share capital (Geschäftsanteile) in the German Guarantor;
(C)    a pledge over the German Guarantor's bank accounts in Germany; and
(D)    an assignment of the right to repayment and other obligations owing in respect of any loan granted to the German Guarantor (unless granted by an Obligor incorporated in the United States or Canada);
(vi)    second priority Transaction Security shall be granted by the Issuer and each Guarantor incorporated in the United States and Canada, over the following assets held by it:
(A)    all accounts receivable, credit card receivables and all amounts payable in respect of the sale, lease, assignment, license or other disposition of Inventory (as defined below) or services rendered or to be rendered (collectively, the “Receivables”) (in each case, excluding accounts and credit card receivables arising solely from the sale, lease, license, assignment or other disposition of first priority Transaction Security or Bond Separate Collateral);
(B)    all inventory as defined in the Uniform Commercial Code of the relevant jurisdiction (“Inventory”);
(C)    all cash, cash equivalents, deposit accounts and securities accounts (other than Excluded Accounts) which are or into which any proceeds of (i) Receivables, (ii) Inventory, (iii) “Loans” (or analogous concept) under and as defined in the ABL Facility, (iv) settlement payments, refunds and other netting arrangements under or resulting from the settlement, termination or other similar transactions under cash management arrangements with the ABL Facility lenders or their affiliates, and (v)

other ABL First Priority Security are deposited (including any cash and other funds or other property held in or on deposit therein);
(D)    to the extent related to, substituted or exchanged for, evidencing, supporting or arising from any of the items referred to in the preceding clauses (m) through (o), all General Intangibles, Chattel Paper, Documents, Letter of Credit Rights, Instruments (each as defined in the Uniform Commercial Code of the relevant jurisdiction) and rights to payment evidenced thereby, Payment Intangibles, Supporting Obligations (each as defined in the Uniform Commercial Code of the relevant jurisdiction) and books and records, including customer lists;
(E)    to the extent attributed or pertaining to any ABL First Priority Security, all Commercial Tort Claims (as defined in the Uniform Commercial Code of the relevant jurisdiction);
(F)    business interruption proceeds;
(G)    all substitutions, replacements, accessions, products, or proceeds of any of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to, or destruction of, or other involuntary conversion (including claims in respect of condemnation or expropriation) of any kind or nature of any or all of the foregoing; and
(vii)    the Guarantees.
(b)    Subject to any mandatory limitations under applicable law and subject to the Agreed Security Principles, the Issuer shall ensure that in the event that any Group Company becomes the owner of any new shares in an Obligor, any Obligor becomes the owner of such assets which are included as Transaction Security, the Issuer shall, to the extent that a lien on such assets is not automatically attached pursuant to the existing security documents, promptly notify the Bond Trustee thereof in writing and shall procure that no later than sixty (60) Business Days of the relevant Group Company becoming the owner of such assets (or such Subordinated Loan arising) equivalent Transaction Security over those assets is granted.
(c)    The Transaction Security and the Intercreditor Agreement shall be entered into on such terms and conditions as the Security Agent and the Bond Trustee in its discretion deems appropriate in order to create the intended benefit for the Secured Parties under the relevant document.
(d)    The Bond Trustee (in its capacity as Security Agent) shall pursuant to the terms of the Intercreditor Agreement be permitted to release:
(i)    any Transaction Security (A) over assets which are sold or otherwise disposed of in connection with any merger, de-merger, disposal or other transaction permitted by the Bond Terms, or (B) in connection with any enforcement or insolvency; and

(ii)    any Transaction Security or Guarantee provided by a Guarantor which ceases to be a Material Group Company.
3.    THE BONDHOLDERS
3.1    Bond Terms binding on all Bondholders
(a)    By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with by the Bond Trustee, the Bondholders, the Issuer or any other party.
(b)    The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.
3.2    Limitation of rights of action
(a)    No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures or take other legal action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Put Option.
(b)    Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.
3.3    Bondholders’ rights
(a)    If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.
(b)    A Bondholder (whether registered as such or proven to the Bond Trustee’s satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.
4.    ADMISSION TO LISTING
The Issuer shall:
(a)    use reasonable endeavours to ensure that the Bonds are listed on the Frankfurt Stock Exchange Open Market within sixty (60) days after the Issue Date, and with the intention to complete such listing within thirty (30) days after the Issue Date; and

(b)    ensure that the Bonds are listed on an Exchange within nine (9) months of the Issue Date and thereafter remain listed on an Exchange until the Bonds have been redeemed in full.
5.    REGISTRATION OF THE BONDS
5.1    Registration in the CSD
The Bonds shall be registered in dematerialised form in the CSD according to the relevant securities registration legislation and the requirements of the CSD.
5.2    Obligation to ensure correct registration
The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.
5.3    Country of issuance
The Bonds have not been issued under any other country’s legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.
6.    CONDITIONS FOR DISBURSEMENT
6.1    Conditions precedent for disbursement to the Issuer
(a)    Issuance of the Bonds and payment of the Net Proceeds from the issuance of the Bonds to the Issuer in accordance with the purpose of the Bonds shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the Issue Date each of the following documents, in form and substance satisfactory to the Bond Trustee:
(i)    Bond Terms duly executed by all parties hereto;
(ii)    copies of all necessary corporate resolutions of each relevant Obligor to issue the Bonds, provide Transaction Security and execute the Finance Documents to which it is a party;
(iii)    a copy of a power of attorney (unless included in the corporate resolutions) from each relevant Obligor to relevant individuals for their execution of the Finance Documents to which it is a party;
(iv)    copies of each relevant Obligor's articles of association (or equivalent) and a full extract from the relevant company register in respect of the Issuer evidencing that it is validly existing;
(v)    copies of the Issuer's latest Financial Reports (if any);
(vi)    confirmation that the applicable prospectus requirements (cf. the EU prospectus regulation ((EU) 2017/1129)) concerning the issuance of the Bonds have been fulfilled;

(vii)    copies of any necessary governmental approval, consent or waiver (as the case may be) required at such time to issue the Bonds;
(viii)    confirmation that the Bonds are registered in the CSD (by obtaining an ISIN for the Bonds);
(ix)    confirmation of acceptance from any process agent;
(x)    copies of any written documentation used in marketing the Bonds or made public by the Issuer or any Manager in connection with the issuance of the Bonds;
(xi)    the Bond Trustee Fee Agreement duly executed by all parties thereto;
(xii)    a duly executed Release Notice from the Issuer (including a written confirmation from the Issuer to the Bond Trustee confirming that (i) the amount to be released to the Issuer shall be applied in accordance with Clause 2.3 of the Bond Terms and (ii) no Event of Default has occurred and is continuing or will result from the release);
(xiii)    the Transaction Security Documents (for the Disbursement Security) duly executed by all parties thereto and evidence of the establishment and perfection of such Transaction Security in accordance with the Closing Procedure;
(xiv)    copies of subordination agreements in respect of any Intercompany Loans which are required to be subordinated;
(xv)    the Intercreditor Agreement duly executed by all parties thereto;
(xvi)    evidence that (i) the Existing Debt will be repaid in full as soon as reasonably practicable after first disbursement and (ii) any guarantee or security created in respect thereof will be released and discharged in full, in each case subject to the Closing Procedure;
(xvii)    a list of the Group Companies that constitute Material Group Companies on the Issue Date, including reasonable calculations evidencing compliance with Clause 13.17 (Designation of Material Group Companies); and
(xviii)    legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Obligors and the legality, validity and enforceability of the Bond Terms and the other Finance Documents and Transaction Security).
(b)    The Bond Trustee, acting in its sole discretion, may, regarding this Clause 6.1, waive the requirements for documentation or decide that delivery of certain conditions precedent set out in paragraph (a) above shall be made subject to a closing procedure (the “Closing Procedure”) agreed between the Bond Trustee and the Issuer. Perfection of the Transaction Security shall be established as soon as possible in accordance with the terms of the Closing Procedure subject to the Agreed Security Principles on or immediately after the release of funds, including to allow for certain matters to be handled post disbursement, as customary or required for practical reasons.

(c)    Without limiting the generality of the foregoing, the Issuer and the Bond Trustee may, under the terms of the Closing Procedure, agree that any conditions precedent (including the grant of Transaction Security and accession to the Intercreditor Agreement) which are to be delivered by or in respect of any Obligor (other than the Issuer) may be delivered as conditions subsequent, however such conditions may in no event be delivered later than ten (10) Business Days after first release of funds.
(d)    Upon settlement of the Bonds and fulfilment of the conditions precedent set out in paragraph (a) above, the Net Proceeds shall be transferred directly to the Issuer (or as directed by the Issuer) for application in accordance with the purpose of the Bonds (in accordance with the funds flow and Closing Procedure), without the use of any interim bond escrow account.
6.2    Conditions subsequent
(a)    No later than 60 Business Days after the first disbursement of any Net Proceeds to the Issuer, the Issuer shall deliver to the Bond Trustee each of the following documents, in form and substance satisfactory to the Bond Trustee:
(i)    unless delivered as pre-settlement conditions precedent:
(A)    copies of all necessary corporate resolutions of each relevant Obligor required to provide Transaction Security (Post-Disbursement Security) and execute the Finance Documents to which it is a party;
(B)    a copy of a power of attorney (unless included in the relevant corporate resolutions) from each relevant Obligor to relevant individuals for their execution of the Finance Documents to which it is a party;
(C)    copies of each relevant Obligor's articles of association and of a full extract from the relevant company register in respect of each such Obligor evidencing that it is validly existing, and with respect to any Obligor incorporated or established in Germany, a copy of the current constitutional documents of such Obligor which shall include a commercial register excerpt (Handelsregisterauszug) of recent date (no older than 14 days), the articles of association (Gesellschaftsvertrag), a list of its shareholders (Gesellschafterliste) and, if applicable, any by-laws;
(D)    the Transaction Security Documents (for the Post-Disbursement Security) duly executed by all parties thereto and evidence of the establishment and perfection of such Transaction Security in accordance with the Closing Procedure;
(ii)    copies of loan agreements governing any Subordinated Loans; and
(iii)    legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Obligors and the legality, validity and enforceability of the Finance Documents and Transaction Security).

(b)    The Bond Trustee, acting in its sole discretion, may, regarding this Clause 6.2, waive the requirements for documentation or decide that delivery of certain documents shall be made subject to the Closing Procedure.
6.3    Tap Issues
The Issuer may issue Additional Bonds if:
(a)    a Tap Issue Addendum has been duly executed by all parties thereto;
(b)    the representations and warranties contained in Clause 7 (Representations and Warranties) of these Bond Terms are true and correct in all material respects and repeated by the Issuer as at the date of issuance of such Additional Bonds;
(c)    the Bond Trustee receives evidence satisfactory to the Bond Trustee that the Issuer meets the Incurrence Test tested pro forma including the new Financial Indebtedness incurred as a result of issuing such Additional Bonds;
(d)    copies of corporate resolutions required for the Tap Issue and any power of attorney or other authorisation required for execution of the Tap Issue Addendum and any other Finance Documents; and
(e)    the Bond Trustee receives legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of the Tap Issue Addendum and any other Finance Documents (if applicable)).
The Bond Trustee, acting in its sole discretion, may, regarding this Clause 6.3 (Tap Issues), waive the requirements or postpone the delivery of the documentation and the Bond Trustee may (on behalf of the Bondholders) agree on a closing procedure with the Issuer.
7.    REPRESENTATIONS AND WARRANTIES
The Issuer makes the representations and warranties set out in this Clause 7 (Representations and Warranties), in respect of itself and in respect of each Group Company to the Bond Trustee (on behalf of the Bondholders) at the following times and with reference to the facts and circumstances then existing:
(a)    on the date of these Bond Terms;
(b)    on the Issue Date;
(c)    on each date of disbursement of proceeds from the Bonds; and
(d)    on the date of issuance of any Additional Bonds:
7.1    Status
It is a corporation or limited company, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.

7.2    Power and authority
    It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.
7.3    Valid, binding and enforceable obligations
These Bond Terms and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.
7.4    Non-conflict with other obligations
The entry into and performance by it of these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.
7.5    No Event of Default
(a)    No Event of Default exists or is likely to result from the making of any disbursement of proceeds or the entry into, the performance of, or any transaction contemplated by, any Finance Document.
(b)    No other event or circumstance has occurred which constitutes (or with the expiry of any grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is likely to have a Material Adverse Effect.
7.6    Authorisations and consents
All authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisations or registrations required:
(a)    to enable it to enter into, exercise its rights and comply with its obligations under these Bond Terms or any other Finance Document to which it is a party; and
(b)    to carry on its business as presently conducted and as contemplated by these Bond Terms, have been obtained or effected and are in full force and effect.
7.7    Litigation
No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

7.8    Financial Reports
Its most recent Financial Reports fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with the Accounting Standard, consistently applied.
7.9    No Material Adverse Effect
Since the date of the most recent Financial Reports, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.
7.10    No misleading information
Any factual information provided by it to the Bondholders or the Bond Trustee for the purposes of the issuance of the Bonds was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
7.11    No withholdings
The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under the Finance Documents.
7.12    Pari passu ranking
Its payment obligations under these Bond Terms or any other Finance Document to which it is a party ranks as set out in Clause 2.4 (Status of the Bonds).
7.13    Security
No Security exists over any of the present assets of any Group Company in conflict with these Bond Terms.
8.    PAYMENTS IN RESPECT OF THE BONDS
8.1    Covenant to pay
(a)    The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.
(b)    All payments to the Bondholders in relation to the Bonds shall be made to each Bondholder registered as such in the CSD on the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.
(c)    Payment constituting good discharge of the Issuer’s payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.
(d)    If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary has been set out for such payment in the relevant Finance Document.
8.2    Default interest
(a)    Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus 3 percentage points per annum.
(b)    Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.
(c)    Upon the occurrence of a Listing Failure Event and for as long as such Listing Failure Event is continuing, the interest on any principal amount outstanding under these Bonds Terms will accrue at the Interest Rate plus 1 percentage point per annum.
8.3    Partial Payments
(a)    If the Paying Agent or the Bond Trustee receives a Partial Payment, such Partial Payment shall, in respect of the Issuer’s debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:
(i)    firstly, towards any outstanding fees, liabilities and expenses of the Bond Trustee (and any Security Agent);
(ii)    secondly, towards accrued interest due but unpaid; and
(iii)    thirdly, towards any other outstanding amounts due but unpaid under the Finance Documents.
(b)    Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders, shall, after the above mentioned deduction of outstanding fees, liabilities and expenses, be applied (i) firstly towards any principal amount due but unpaid and (ii) secondly, towards accrued interest due but unpaid, in the following situations;
(i)    if the Bond Trustee has served a Default Notice in accordance with Clause 14.2 (Acceleration of the Bonds); or
(ii)    if a resolution according to Clause 15 (Bondholders’ Decisions) has been made.

8.4    Taxation
(a)    Each Obligor is responsible for withholding any withholding tax imposed by applicable law on any payments to be made by it in relation to the Finance Documents.
(b)    Except as otherwise provided in Attachment 4 (Taxation) hereto, if the Issuer is required by law to withhold any tax from any payment in respect of the Bonds under the Finance Documents, the amount of the payment due will be grossed-up to such net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required.
(c)    The Obligors shall, if any tax is withheld in respect of the Bonds under the Finance Documents at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.
(d)    Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.
(e)    The Bond Trustee shall not have any responsibility to obtain information about the Bondholders relevant for the tax obligations pursuant to these Bond Terms.
8.5    Currency
(a)    All amounts payable under the Finance Documents shall be payable in the Bond Currency. If, however, the Bond Currency differs from the currency of the bank account connected to the Bondholder’s account in the CSD, any cash settlement may be exchanged and credited to this bank account.
(b)    Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder’s account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within 5 Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.
8.6    Set-off and counterclaims
No Obligor may apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.
9.    INTEREST
9.1    Calculation of interest
(a)    Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.

(b)    Any Additional Bond will accrue interest at the Interest Rate on the Nominal Amount commencing on the first date of the Interest Period in which the Additional Bonds are issued and thereafter in accordance with paragraph (a) above.
(c)    Interest shall be calculated on the basis of a 360-day year comprised of twelve months of 30 days each (30/360-days basis), unless:
(i)    the last day in the relevant Interest Period is the 31st calendar day but the first day of that Interest Period is a day other than the 30th or the 31st day of a month, in which case the month that includes that last day shall not be shortened to a 30–day month; or
(ii)    the last day of the relevant Interest Period is the last calendar day in February, in which case February shall not be lengthened to a 30-day month.
9.2    Payment of interest
Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.
10.    REDEMPTION AND REPURCHASE OF BONDS
10.1    Redemption of Bonds
The Outstanding Bonds will mature in full on the Maturity Date and shall be redeemed by the Issuer on the Maturity Date at a price equal to 100 per cent. of the Nominal Amount.
10.2    Voluntary early redemption - Call Option
(a)    The Issuer may redeem all or part of the Outstanding Bonds (the “Call Option”) on any Business Day from and including:
(i)    the Issue Date to, but not including, the First Call Date at a price equal to the Make Whole Amount;
(ii)    the First Call Date to, but not including, the Interest Payment Date in November 2027 at a price equal to 105.25 per cent. of the Nominal Amount for each redeemed Bond (the “First Call Price”);
(iii)    the Interest Payment Date in November 2027 to, but not including, the Interest Payment Date in May 2028 at a price equal to 104.20 per cent. of the Nominal Amount for each redeemed Bond;
(iv)    the Interest Payment Date in May 2028 to, but not including, the Interest Payment Date in November 2028 at a price equal to 103.15 per cent. of the Nominal Amount for each redeemed Bond;
(v)    the Interest Payment Date in November 2028 to, but not including, the Interest Payment Date in May 2029 at a price equal to 102.10 per cent. of the Nominal Amount for each redeemed Bond; and

(vi)    the Interest Payment Date in May 2029 to, but not including, the Maturity Date at a price equal to 100.50 per cent. of the Nominal Amount for each redeemed Bond.
(b)    Any redemption of Bonds pursuant to paragraph (a) above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.
(c)    The Call Option may be exercised by the Issuer by written notice to the Bond Trustee at least 10 Business Days prior to the proposed Call Option Repayment Date. Any call notice given in respect of redemptions of Bonds shall be irrevocable, but may, at the Issuer's discretion, be subject to the satisfaction of one or more conditions precedent, to be satisfied or waived by the Issuer no later than three (3) Business Days prior to the Call Option Repayment Date. If such conditions precedent have not been satisfied or waived by that date, the call notice shall be null and void.
(d)    Any Call Option exercised in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.
10.3    Mandatory repurchase due to a Put Option Event
(a)    Upon the occurrence of a Put Option Event, each Bondholder will have the right (the “Put Option”) to require that the Issuer purchases all or some of the Bonds held by that Bondholder at a price equal to 101 per cent. of the Nominal Amount.
(b)    The Put Option must be exercised within 15 Business Days after the Issuer has given notice to the Bond Trustee and the Bondholders that a Put Option Event has occurred pursuant to Clause 12.3 (Put Option Event). Once notified, the Bondholders’ right to exercise the Put Option is irrevocable.
(c)    Each Bondholder may exercise its Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Put Option. The Put Option Repayment Date will be the 5th Business Day after the end of 15 Business Days exercise period referred to in paragraph (b) above. However, the settlement of the Put Option will be based on each Bondholders holding of Bonds at the Put Option Repayment Date.
(d)    If Bonds representing more than 90 per cent. of the Outstanding Bonds have been repurchased pursuant to this Clause 10.3, the Issuer is entitled to repurchase all the remaining Outstanding Bonds at the price stated in paragraph (a) above by notifying the remaining Bondholders of its intention to do so no later than 10 Business Days after the Put Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date.
10.4    Early redemption option due to a tax event
If the Issuer is or will be required to gross up any withheld tax imposed by law from any payment in respect of the Bonds under the Finance Documents pursuant to Clause 8.4 (Taxation) as a result of a change in applicable law implemented after the date of these Bond Terms, the Issuer will have the right to redeem all, but not only some, of the Outstanding Bonds at a price equal to 100 per cent. of the Nominal Amount. The Issuer shall give written notice of such redemption to the Bond Trustee and the Bondholders at least 20 Business Days prior to the Tax Event Repayment Date, provided that no such notice shall be given earlier than 40 Business Days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due.
11.    PURCHASE AND TRANSFER OF BONDS
11.1    Issuer’s purchase of Bonds
The Issuer may purchase and hold Bonds and such Bonds may be retained or sold (but not discharged) in the Issuer’s sole discretion, including with respect to Bonds purchased pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).
11.2    Registration
(a)    The Norwegian Central Securities Depository (Euronext VPS) acts as CSD. Principal and interest accrued will be calculated by the CSD. The Bond Issue will be blocked for all transaction types in the CSD settlement system.
(b)    The Bonds will be issued to and registered on the custody account of Euroclear Bank SA/NV (the “Nominee Holder”) in the CSD (administered by DNB Bank ASA) as nominee.
(c)    The Bondholders must hold the Bonds through the Nominee Holder. All Bondholders must therefore have or open a securities account, either directly with the Nominee Holder or via an authorized nominee holding the Bonds on behalf of the Bondholder, or become a direct or sponsored member of the Nominee Holder.
(d)    The Nominee Holder is the only international central securities depository able to hold the Bonds in the CSD, and therefore no other central securities depository may be used for the above purposes.
11.3    Subscription restrictions
(a)    All purchasers of Bonds must have or open a securities account with Euroclear Bank SA/NV or have an agreement with an authorised nominee in Euroclear Bank SA/NV holding the Bonds on behalf of the Bondholder or become a direct or sponsored member of Euroclear Bank SA/NV.
(b)    The Bonds will not be offered or sold in any jurisdiction in which such offer or solicitation is unlawful.
(c)    The Bonds have not been and will not be registered under the Securities Act or any U.S. state securities law. The Bonds may not be offered, sold, pledged or otherwise transferred, directly or indirectly, within the United States or to, or for the account or benefit of, any U.S. Person, unless registered under the Securities Act or except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with the securities laws of any state or other jurisdiction of the United States. Failure to comply with these restrictions may constitute a violation of applicable securities legislation.
(d)    Further information on subscription restrictions is set out in the application form from the Manager prior to receiving bond allotments.

11.4    Transfer restrictions
(a)    The Bonds sold to non-U.S. Persons in Offshore Transactions are freely transferable and may be pledged and, during the Distribution Compliance Period or, with respect to U.S. Persons, the Restricted Period, will be subject to U.S. securities laws related restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable U.S. state securities laws pursuant to registration or exemption therefrom. The Bonds are also subject to the following:
(i)    All buyers and sellers of Bonds must have or open a securities account with Euroclear Bank SA/NV or have an agreement with an authorized nominee in Euroclear Bank SA/NV holding the Bonds on behalf of the Bondholder or become a direct or sponsored member of Euroclear Bank SA/NV.
(ii)    Bondholders may be subject to purchase or transfer restrictions with regard to the Bonds, as applicable from time to time under local laws to which a Bondholder may be subject (due e.g. to its nationality, its residency, its registered address, its place(s) for doing business). Each Bondholder must ensure compliance with local laws and regulations applicable at its own cost and expense.
(iii)    Notwithstanding the above, a Bondholder which has purchased the Bonds in contradiction to mandatory restrictions applicable may nevertheless utilise its voting rights under the Bond Terms.
(iv)    During the Distribution Compliance Period, the Bonds may only be reoffered, resold, pledged or otherwise transferred to a non-U.S. Person in an Offshore Transaction in compliance with Regulation S. Each person transferring Bonds during the Distribution Compliance Period is required to arrange such trades through the Manager and to obtain a certificate or taped telephonic confirmation from the transferee certifying as to such transferee’s status as a non-U.S. Person.
(v)    During the Distribution Compliance Period, the Bonds will have ISIN NO 0013339044. Upon expiration of the Distribution Compliance Period, the Bonds will automatically be assigned a new ISIN, being ISIN NO 0013339036, without any action necessary on the part of the Bondholders, and such new ISIN shall apply for the remaining term of the Bond Issue.
(vi)    During the Restricted Period, with respect to U.S. Persons, Bonds may only be reoffered, resold, pledged or otherwise transferred to a non-U.S. Person in an Offshore Transaction in compliance with Regulation S or pursuant to any other available exemption from, or in a transaction not subject to, registration under the Securities Act.
12.    INFORMATION UNDERTAKINGS
12.1    Financial Reports
(a)    The Issuer shall prepare Annual Financial Statements in the English language and make them available on its website (and/or by arranging for publication on the publicly available website of the United States Securities and Exchange Commission or another relevant information platform) as soon as they become available, and not later than three months after the end of the financial year.
(b)    The Issuer shall prepare Interim Accounts in the English language and make them available on its website (and/or by arranging for publication on the publicly available website of the United States Securities and Exchange Commission or another relevant information platform) as soon as they become available, and not later than two months after the end of the relevant interim period.
(c)    Unless included in the Annual Financial Statements in the form as is currently included in the Annual Financial Statements for 2023, the Issuer shall prepare information about the Group's leasing and associated costs allocated as Finance Leases and leases which are not Finance Leases in the form as is currently included in the Annual Financial Statements for 2023, at the same time as the Annual Financial Statements are made available in accordance with (a) above.
12.2    Requirements as to Financial Reports
(a)    The Issuer shall supply to the Bond Trustee, in connection with the publication of its Financial Reports pursuant to Clause 12.1 (Financial Reports), a Compliance Certificate with a copy of the Financial Reports attached thereto. The Compliance Certificate shall be duly signed by the chief executive officer or the chief financial officer of the Issuer, certifying inter alia that the Financial Reports fairly represent its financial condition as at the date of the relevant Financial Report and shall contain calculations and figures (in reasonable detail) evidencing compliance with the financial covenants set out in Clause 13.18 (Financial covenants) or, in respect of any event which is subject to the Incurrence Test, calculations and figures in respect of the Incurrence Test (with relevant supporting documentation acceptable to or as required by the Bond Trustee).
(b)    The Issuer shall procure that the Financial Reports delivered pursuant to Clause 12.1 (Financial Reports) are prepared using the Accounting Standard consistently applied.
12.3    Put Option Event
The Issuer shall promptly inform the Bond Trustee in writing after becoming aware that a Put Option Event has occurred.
12.4    Listing Failure Event
The Issuer shall promptly inform the Bond Trustee in writing if a Listing Failure Event has occurred. However, no Event of Default shall occur if the Issuer fails (i) to list the Bonds in accordance with Clause 4 (Admission to Listing) or (ii) to inform of such Listing Failure Event, and such failure shall result in the accrual of default interest in accordance with paragraph (c) of Clause 8.2 (Default interest) for as long as such Listing Failure Event is continuing.
12.5    Information: Miscellaneous
The Issuer shall:

(a)    promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default and the steps, if any, being taken to remedy it;
(b)    at the request of the Bond Trustee, report the balance of the Issuer’s Bonds (to the best of its knowledge, having made due and appropriate enquiries);
(c)    send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer’s share capital or equity;
(d)    if the Bonds are listed on an Exchange, send a copy to the Bond Trustee of its notices to the Exchange;
(e)    if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;
(f)    inform the Bond Trustee of changes in the registration of the Bonds in the CSD; and
(g)    within a reasonable time, provide such information about the Issuer’s and the Group’s business, assets and financial condition as the Bond Trustee may reasonably request.
13.    GENERAL AND FINANCIAL UNDERTAKINGS
The Issuer undertakes to (and shall, where applicable, procure that the other Group Companies will) comply with the undertakings set forth in this Clause 13.
13.1    Authorisations
The Issuer shall, and shall procure that each other Group Company will, in all material respects obtain, maintain and comply with the terms of any authorisation, approval, licence and consent required for the conduct of its business as carried out from time to time.
13.2    Compliance with laws
The Issuer shall, and shall procure that each other Group Company will, comply in all material respects with all laws and regulations to which it may be subject from time to time.
13.3    Continuation of business
The Issuer shall procure that no material change is made to the general nature of the business from that carried on by the Group at the Issue Date.
13.4    Corporate status
The Issuer shall not change its type of organisation or jurisdiction of incorporation.
13.5    Distributions
The Issuer shall not make any Distributions to its shareholders, other than any Permitted Distribution.

13.6    Mergers and de-mergers
(a)    The Issuer shall not, and shall procure that no other Group Company will, carry out any merger or other business combination or corporate reorganisation involving the consolidation of assets and obligations of the Issuer or any other Group Company with any other person, if such transaction would have a Material Adverse Effect and provided that in any merger or other business combination or corporate reorganisation involving an Obligor, the surviving entity shall be the Obligor or shall become an Obligor (and if such merger involves the Issuer, the Issuer shall be the surviving entity).
(b)    The Issuer shall not, and shall procure that no other Group Company will, carry out any de-merger or other corporate reorganisation having the same effect as a de-merger, other than any de-merger or other corporate reorganisation of any Material Group Company into two or more separate companies or entities which are wholly-owned by the Issuer (or, in the case of a Group Company that was not wholly-owned prior to such de-merger, owned with the same ownership percentage as the original Group Company), provided that any such de-merger or other corporate reorganisation is carried out at arm's length terms and does not have a Material Adverse Effect.
13.7    Disposals
(a)    Issuer shall not, and shall ensure that no other Group Company will, sell, transfer or otherwise dispose of (A) any shares in Guarantors or (B) any other assets or operations (for the purpose of this paragraph, each a “disposal”), other than:
(i)    any disposal of products, services or current assets in the ordinary course of business of the disposing Group Company;
(ii)    the Planned Property Lease;
(iii)    any disposal of obsolete or redundant assets;
(iv)    any disposal to a Material Group Company;
(v)    any disposal by any Group Company (other than a Material Group Company) to any person if such disposal would not have a Material Adverse Effect;
(vi)    any disposal by a Material Group Company to a Group Company which is not a Material Group Company, provided that if Transaction Security (which is not a floating charge) has been granted over the asset(s) being disposed, the relevant asset(s) must be disposed of in a manner and on terms that ensure that such Transaction Security remains in place after that disposal has been effected (or, if that is not possible, the acquiring company must grant equivalent Transaction Security); and
(vii)    any disposal of shares in or other assets or operations of any Material Group Company (other than as set out in paragraphs (i) to (vi) above), to any person other than a Group Company (a “Restricted Disposal”), provided that:

(A)    any such Restricted Disposal is carried out on arm's length terms and would not have a Material Adverse Effect;
(B)    the total consideration for such disposal is at least 75 per cent. in cash; and
(C)    the aggregate cash proceeds, net of costs and taxes, from such Restricted Disposal (“Restricted Cash Proceeds”) are, within 3 months after receipt by the relevant Group Company, used to (1) reinvest in replacement assets or other capital expenditures of the Group or (2) redeem Bonds (in whole or in part) at a price equal to (i) the First Call Price prior to and including the First Call Date, and (ii) following the First Call Date, the then applicable call price (plus accrued and unpaid interest on the redeemed Bonds), provided that:
(1)    any proceeds from a disposal of any asset covered by the ABL First Priority Security may first be applied to fund any mandatory application of such funds pursuant to the ABL Facility and only the residual amount, if any, shall be considered “Restricted Cash Proceeds” hereunder; and
(2)    the Group may retain Restricted Cash Proceeds in an aggregate amount equal to the higher of (x) USD 25,000,000, and (y) 10 per cent of Adjusted EBITDA, on any 18 month rolling period.
13.8    Financial Indebtedness
The Issuer shall not, and shall procure that no other Group Company will, incur or maintain any Financial Indebtedness, other than Permitted Financial Indebtedness.
13.9    Negative pledge
The Issuer shall not, and shall procure that no other Group Company will, create or allow to subsist, retain, provide, prolong or renew any Security over any of its/their assets (present or future) other than Permitted Security.
13.10    Loans or credit
The Issuer shall not, and shall procure that no other Group Company will, be a creditor in respect of any Financial Indebtedness other than any Permitted Loan.
13.11    No guarantees or indemnities
The Issuer shall not, and shall procure that no other Group Company will, incur or allow to remain outstanding any guarantee in respect of any obligation of any other person, other than any Permitted Guarantee.
13.12    Preservation of assets
The Issuer shall, and shall procure that each Group Company will, in all material respects maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

13.13    Insurances
The Issuer shall, and shall procure that each Group Company will, maintain customary insurances on or in relation to their business and assets with reputable independent insurance companies and underwriters against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.
13.14    Arm's length transactions
Without limiting paragraph 13.2 (Compliance with laws) above, the Issuer shall not, and shall procure that no other Group Company will, enter into any transaction with any Affiliate which is not a Guarantor except on arm's length basis.
13.15    Subsidiaries' distributions
The Issuer shall procure that no Group Company creates or permits to exist any contractual obligation (or encumbrance) restricting the right to pay dividends or make other Distributions to its shareholders, other than where such obligation or encumbrance is not reasonably likely to prevent the Issuer from complying with its payment obligations under the Finance Documents.
13.16    Anti-corruption and sanctions
The Issuer shall, and shall ensure that all other Group Companies will (i) ensure that no proceeds from the Bond Issue are used directly or indirectly for any purpose which would breach any applicable acts, regulations or laws on bribery, corruption or similar and (ii) conduct its businesses and maintain policies and procedures in compliance with applicable anti-corruption and sanction laws.
13.17    Designation of Material Group Companies
The Issuer shall:
(a)    together with the delivery of its Annual Financial Statements; and
(b)    on the date of completion of any acquisition which is financed through the proceeds of a Tap Issue, deliver a Compliance Certificate to the Bond Trustee designating as Material Group Companies:
(i)    each Group Company which (on a consolidated basis in the case of a Group Company which itself has Subsidiaries) has EBITDA or gross assets which represents more than 10.00 per cent. of aggregate Adjusted EBITDA or gross assets (excluding intra-Group items) of the Group, calculated on a consolidated basis, based on the preceding four Financial Quarters (where Financial Reports are available); and
(ii)    any additional Group Companies which are necessary to ensure that the aggregate EBITDA and gross assets of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items, investments in Subsidiaries of any Group Company) exceeds 80.00 per cent. of consolidated Adjusted EBITDA and gross assets of the Group; and

(c)    procure that any Material Group Companies designated pursuant to paragraph (a) above and which is incorporated in the United States, United Kingdom or Germany, no later than ninety (90) days after such nomination grants Transaction Security including Guarantees in accordance with the Agreed Security Principles and accedes to the Intercreditor Agreement.
13.18    Financial covenants
(a)    The Issuer shall ensure that:
(i)    it maintains a Leverage Ratio of maximum 4.0x; and
(ii)    it maintains a Liquidity of minimum USD 25,000,000.
(b)    The Issuer undertakes to comply with the above Financial Covenants on a consolidated basis for the Group at all times, such compliance to be measured on each Quarter Date and certified by the Issuer in each Compliance Certificate. Calculation of the Financial Covenants shall be made in accordance with the calculations and calculation adjustments set out in Clause 13.21 (Calculations and calculation adjustments) below.
13.19    Equity cure
(a)    If the Issuer fails to comply with any Financial Covenant and the Issuer receives or has received any cash actually received by the Issuer either in exchange for fully paid shares in the Issuer or as Subordinated Loans (in each case, the “Cure Amount”) during the period from the last Quarter Date up to the date of delivery to the Bond Trustee of the Compliance Certificate in respect of such period, then (i) the Leverage Ratio shall be recalculated on the basis that the Cure Amount so received shall be deemed to reduce the Net Debt for the Relevant Period and (ii) Liquidity shall be recalculated on the basis that the Cure Amount so received shall be deemed to increase the Cash and Cash Equivalents on the relevant testing date.
(b)    If, after the Financial Covenants are recalculated as set out above, the breach has been remedied, the relevant Financial Covenants shall be deemed to have been satisfied on the relevant reporting date.
(c)    The Issuer shall be limited to a maximum of two (2) cures of actual failures to satisfy the Financial Covenants during the term of the Bonds, and no consecutive Financial Covenant cures are permitted.
13.20    Incurrence Test
(a)    The Incurrence test is met if:
(i)    in respect of (A) incurrence of a Tap Issue, (B) increase of commitments under the ABL Facility to an aggregate amount in excess of USD 300,000,000 or (C) incurrence of new unsecured bonds or secured debt, the Leverage Ratio is below 2.50x;
(ii)    in respect of any Distribution, the Leverage Ratio is below 1.50x,

and, in each case, no Event of Default is continuing or would result from the relevant event for which the Incurrence Test is made.
(b)    The Issuer shall deliver to the Bond Trustee evidence of compliance with the Incurrence Test to be certified by a Compliance Certificate, which shall include calculation and figures evidencing compliance with the Incurrence Test.
13.21    Calculations and calculation adjustments
(a)    The calculation of the Leverage Ratio in connection with an Incurrence Test shall be made as per a testing date determined by the Issuer, falling no earlier than one (1) month prior to the event relevant for the application of the Incurrence Test.
(b)    The Net Debt shall be measured on the relevant testing date so determined, but adjusted so that:
(i)    the full amount of the new Financial Indebtedness in respect of which the Incurrence Test is applied shall be added to Net Debt; and
(ii)    any cash balance resulting from the incurrence of such new Financial Indebtedness shall not reduce the Net Debt.
(c)    If the Incurrence Test is applied in respect of a Distribution, the cash which will be distributed as a result of such Distribution shall not be included in calculating Net Debt. If the Incurrence Test is applied in respect of an increase in commitments under the ABL Facility, the full committed amount (including such increase) shall be considered as drawn for the purpose of calculating Net Debt (but any cash from any concurrent drawing shall not reduce the Net Debt).
(d)    Adjusted EBITDA shall be calculated in accordance with the most recent Financial Report for which a Compliance Certificate has been delivered.
13.22    The ABL Facility
(a)    The principal amount committed under the ABL Facility shall not exceed USD 300,000,000 (or the equivalent amount in any other currency), unless the Incurrence Test is met at the time of such commitment. For the avoidance of doubt, no Incurrence Test is required for borrowing under the ABL Facility within the amount committed from time to time.
(b)    The ABL Facility may be secured by the ABL First Priority Security and the ABL Second Priority Security subject to the terms of the Intercreditor Agreement.
(c)    The ranking of security and enforcement rights as between the ABL Facility and the Bonds shall be governed by the Intercreditor Agreement.
14.    EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS
14.1    Events of Default
Each of the events or circumstances set out in this Clause 14.1 shall constitute an Event of Default:

(a)    Non-payment
An Obligor fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:
(i)    its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within 5 Business Days following the original due date; or
(ii)    in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within 5 Business Days following the original due date.
(b)    Breach of other obligations
Any Group Company does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within 20 Business Days after the earlier of the Issuer’s actual knowledge thereof, or notice thereof is given to the Issuer by the Bond Trustee.
(c)    Misrepresentation
Any representation, warranty or statement (including statements in Compliance Certificates) made by any Group Company under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made.
(d)    Cross default
If for any Group Company:
(i)    any Financial Indebtedness is not paid when due nor within any applicable grace period; or
(ii)    any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or
(iii)    any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described); or
(iv)    any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described), provided however that the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above exceeds a total of USD 20,000,000 (or the equivalent thereof in any other currency).

(e)    Insolvency and insolvency proceedings
Any Group Company:
(i)    is Insolvent; or
(ii)    is object of any corporate action or any legal proceedings is taken in relation to:
(A)    the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganisation; or
(B)    a composition, compromise, assignment or arrangement with any creditor which may materially impair its ability to perform its obligations under these Bond Terms; or
(C)    the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or
(D)    enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph 14.1 (d) (Cross default) above; or
(E)    for paragraphs (A) - (D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company.
However, this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement.
(f)    Creditor’s process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Group Company having an aggregate value exceeding the threshold amount set out in paragraph (d) (Cross default) above and is not discharged within 20 Business Days.
(g)    Unlawfulness
It is or becomes unlawful for an Obligor to perform or comply with any of its obligations under the Finance Documents to the extent this may materially impair:
(i)    the ability of such Obligor to perform its obligations under these Bond Terms; or
(ii)    the ability of the Bond Trustee or any Security Agent to exercise any material right or power vested to it under the Finance Documents.
14.2    Acceleration of the Bonds
If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the

Bondholders pursuant to Clause 14.3 (Bondholders’ instructions) below, by serving a Default Notice to the Issuer:
(a)    declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or
(b)    exercise (or direct the Security Agent to exercise) any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.
14.3    Bondholders’ instructions
The Bond Trustee shall serve a Default Notice pursuant to Clause 14.2 (Acceleration of the Bonds) if:
(a)    the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders’ Meeting has not made a resolution to the contrary; or
(b)    the Bondholders’ Meeting, by a simple majority decision, has approved the declaration of an Event of Default.
14.4    Calculation of claim
The claim derived from the Outstanding Bonds due for payment as a result of the serving of a Default Notice will be calculated at the call prices set out in Clause 10.2 (Voluntary early redemption – Call Option), as applicable at the following dates (and regardless of the Default Repayment Date):
(a)    for any Event of Default arising out of a breach of Clause 14.1 (Events of Default) paragraph (a) (Non-payment), the claim will be calculated at the call price applicable at the date when such Event of Default occurred; and
(b)    for any other Event of Default, the claim will be calculated at the call price applicable at the date when the Default Notice was served by the Bond Trustee.
However, if the situations described in paragraph (a) or (b) above takes place prior to the First Call Date, the calculation shall be based on the call price applicable on the First Call Date.
15.    BONDHOLDERS’ DECISIONS
15.1    Authority of the Bondholders’ Meeting
(a)    A Bondholders’ Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.
(b)    The Bondholders’ Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

(c)    The Bondholders’ Meeting may not adopt resolutions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders.
(d)    Subject to the power of the Bond Trustee to take certain action as set out in Clause 16.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the Bondholders is required, such resolution may be passed at a Bondholders’ Meeting. Resolutions passed at any Bondholders’ Meeting will be binding upon all Bondholders.
(e)    At least 50 per cent. of the Voting Bonds must be represented at a Bondholders’ Meeting for a quorum to be present.
(f)    Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders’ Meeting, unless otherwise set out in paragraph (g) below.
(g)    Save for any amendments or waivers which can be made without resolution pursuant to paragraph (a)(i) and (ii) of Clause 17.1 (Procedure for amendments and waivers), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders’ Meeting is required for approval of any waiver or amendment of these Bond Terms.
15.2    Procedure for arranging a Bondholders’ Meeting
(a)    A Bondholders’ Meeting shall be convened by the Bond Trustee upon the request in writing of:
(i)    the Issuer;
(ii)    Bondholders representing at least 1/10 of the Voting Bonds;
(iii)    the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or
(iv)    the Bond Trustee.
The request shall clearly state the matters to be discussed and resolved.
(b)    If the Bond Trustee has not convened a Bondholders’ Meeting within 10 Business Days after having received a valid request for calling a Bondholders’ Meeting pursuant to paragraph (a) above, then the requesting party may call the Bondholders’ Meeting itself.
(c)    Summons to a Bondholders’ Meeting must be sent no later than 10 Business Days prior to the proposed date of the Bondholders’ Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on the website of the Bond Trustee (alternatively by press release or other relevant information platform).
(d)    Any Summons for a Bondholders’ Meeting must clearly state the agenda for the Bondholders’ Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders’

Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.
(e)    Items which have not been included in the Summons may not be put to a vote at the Bondholders’ Meeting.
(f)    By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders’ Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).
(g)    A Bondholders’ Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders’ Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders’ Meeting will be opened and, unless otherwise decided by the Bondholders’ Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders’ Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders’ Meeting (the Bond Trustee or such other representative, the “Chairperson”).
(h)    Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders’ Meeting (each a “Representative”). The Chairperson may grant access to the meeting to other persons not being Representatives, unless the Bondholders’ Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt regarding whether a person is a Representative or entitled to vote, the Chairperson will decide who may attend the Bondholders’ Meeting and exercise voting rights.
(i)    Representatives of the Issuer have the right to attend the Bondholders’ Meeting. The Bondholders Meeting may resolve to exclude the Issuer’s representatives and/or any person holding only Issuer’s Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer’s representative and any such other person shall have the right to be present during the voting.
(j)    Minutes of the Bondholders’ Meeting must be recorded by, or by someone acting at the instruction of, the Chairperson. The minutes must state the number of Voting Bonds represented at the Bondholders’ Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders’ Meeting. The minutes shall be signed by the Chairperson and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.
(k)    The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders’ Meeting and that the resolutions are published on the website of the Bond Trustee (or other relevant electronically platform or press release).

(l)    The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders’ Meeting regardless of who has convened the Bondholders’ Meeting, including any reasonable costs and fees incurred by the Bond Trustee.
15.3    Voting rules
(a)    Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause 3.3 (Bondholders’ rights). The Chairperson may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.
(b)    Issuer’s Bonds shall not carry any voting rights. The Chairperson shall determine any question concerning whether any Bonds will be considered Issuer’s Bonds.
(c)    For the purposes of this Clause 15, a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders’ rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder’s votes shall take precedence over votes submitted by the nominee for the same Bonds.
(d)    Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the Chairperson will have the deciding vote.
15.4    Repeated Bondholders’ Meeting
(a)    Even if the necessary quorum set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders’ Meeting) is not achieved, the Bondholders’ Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders’ Meeting. The Bond Trustee or the person who convened the initial Bondholders’ Meeting may, within 10 Business Days of that Bondholders’ Meeting, convene a repeated meeting with the same agenda as the first meeting.
(b)    The provisions and procedures regarding Bondholders’ Meetings as set out in Clause 15.1 (Authority of the Bondholders’ Meeting), Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and Clause 15.3 (Voting rules) shall apply mutatis mutandis to a repeated Bondholders’ Meeting, with the exception that the quorum requirements set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders’ Meeting) shall not apply to a repeated Bondholders’ Meeting. A Summons for a repeated Bondholders’ Meeting shall also contain the voting results obtained in the initial Bondholders’ Meeting.
(c)    A repeated Bondholders’ Meeting may only be convened once for each original Bondholders’ Meeting. A repeated Bondholders’ Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 15.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders’ Meeting in accordance with Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and vice versa.

15.5    Written Resolutions
(a)    Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders’ Meeting pursuant to Clause 15.1 (Authority of the Bondholders’ Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a Bondholders’ Meeting, and any reference in any Finance Document to a Bondholders’ Meeting shall be construed accordingly.
(b)    The person requesting a Bondholders’ Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.
(c)    The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at the Bond Trustee’s web site, or other relevant electronic platform or via press release.
(d)    The provisions set out in Clause 15.1 (Authority of the Bondholders’ Meeting), 15.2 (Procedure for arranging a Bondholders’ Meeting), Clause 15.3 (Voting rules) and Clause 15.4 (Repeated Bondholders’ Meeting) shall apply mutatis mutandis to a Written Resolution, except that:
(i)    the provisions set out in paragraphs (g), (h) and (i) of Clause 15.2 (Procedure for arranging Bondholders Meetings); or
(ii)    provisions which are otherwise in conflict with the requirements of this Clause 15.5, shall not apply to a Written Resolution.
(e)    The Summons for a Written Resolution shall include:
(i)    instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically if relevant); and
(ii)    the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority, which shall be at least 10 Business Days but not more than 15 Business Days from the date of the Summons (the “Voting Period”).
(f)    Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights), will be counted in the Written Resolution.
(g)    A Written Resolution is passed when the requisite majority set out in paragraph (e) or (f) of Clause 15.1 (Authority of Bondholders’ Meeting) has been obtained, based on a quorum of the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution will also be resolved if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.

(h)    The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being obtained.
(i)    If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the time specified in the summons on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (e) to (g) of Clause 15.1 (Authority of Bondholders’ Meeting).
16.    THE BOND TRUSTEE
16.1    Power to represent the Bondholders
(a)    The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action, including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.
(b)    The Issuer shall promptly upon request provide the Bond Trustee with any such documents, information and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders’ rights and/or carrying out its duties under the Finance Documents.
16.2    The duties and authority of the Bond Trustee
(a)    The Bond Trustee shall represent the Bondholders in accordance with the Finance Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.
(b)    The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer or any other Obligor unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.
(c)    The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders’ Meeting before the Bond Trustee takes any action pursuant to the instruction.
(d)    The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.

(e)    The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.
(f)    The Bond Trustee shall facilitate that resolutions passed at the Bondholders’ Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law.
(g)    Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.
(h)    If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:
(i)    complying with instructions of the Bondholders; or
(ii)    taking any action at its own initiative,
will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 16.4 (Expenses, liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.
(i)    The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.
(j)    The Bond Trustee may instruct the CSD to split the Bonds to a lower nominal value in order to facilitate partial redemptions, write-downs or restructurings of the Bonds or in other situations where such split is deemed necessary.
16.3    Equality and conflicts of interest
(a)    The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act with regard only to the interests of the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.
(b)    The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.
16.4    Expenses, liability and indemnity
(a)    The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document,

unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions given by the Bondholders in accordance with these Bond Terms.
(b)    The Bond Trustee will not be liable to the Issuer for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss.
(c)    Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.
(d)    The Bond Trustee shall not be considered to have acted negligently in:
(i)    acting in accordance with advice from or opinions of reputable external experts; or
(ii)    taking, delaying or omitting any action if acting with reasonable care and provided the Bond Trustee considers that such action is in the interests of the Bondholders.
(e)    The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in connection with the performance of the Bond Trustee’s obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee’s actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.
(f)    The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee’s obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Bond Trustee Fee Agreement.
(g)    The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Bond Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer or any Finance Document which the Bond Trustee reasonably believes may constitute or lead to a breach of any Finance Document or otherwise be detrimental to the interests of the Bondholders under the Finance Documents.

(h)    Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent or similar circumstances pertaining to any Obligors, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee or the Security Agent in connection therewith. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person, irrespective of such funds being subject to Transaction Security, and to set-off and cover any such costs and expenses from those funds.
(i)    As a condition to effecting any instruction from the Bondholders (including, but not limited to, instructions set out in Clause 14.3 (Bondholders’ instructions) or Clause 15.2 (Procedure for arranging a Bondholders’ Meeting)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any possible liability and anticipated costs and expenses from those Bondholders who have given that instruction and/or who voted in favour of the decision to instruct the Bond Trustee.
16.5    Replacement of the Bond Trustee
(a)    The Bond Trustee may be replaced by a majority of 2/3 of Voting Bonds in accordance with the procedures set out in Clause 15 (Bondholders’ Decisions), and the Bondholders may resolve to replace the Bond Trustee without the Issuer’s approval.
(b)    The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 16.5, initiated by the retiring Bond Trustee.
(c)    If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 16.5. The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.
(d)    The change of Bond Trustee shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, and the retiring Bond Trustee undertakes to co-operate in all reasonable manners without delay to such effect. The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits and any unpaid fees or expenses under the Finance Documents before the change has taken place.
(e)    Upon change of Bond Trustee, the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.

16.6    Security Agent
(a)    The Bond Trustee is appointed to act as Security Agent for the Bonds, unless any other person is appointed. The main functions of the Security Agent may include holding Transaction Security on behalf of the Secured Parties and monitoring compliance by the Issuer and other relevant parties of their respective obligations under the Transaction Security Documents with respect to the Transaction Security on the basis of information made available to it pursuant to the Finance Documents.
(b)    The Bond Trustee shall, when acting as Security Agent for the Bonds, at all times maintain and keep all certificates and other documents received by it, that are bearers of right relating to the Transaction Security in safe custody on behalf of the Bondholders. The Bond Trustee shall not be responsible for or required to insure against any loss incurred in connection with such safe custody.
(c)    Before the appointment of a Security Agent other than the Bond Trustee, the Issuer shall be given the opportunity to state its views on the proposed Security Agent, but the final decision as to appointment shall lie exclusively with the Bond Trustee.
(d)    The functions, rights and obligations of the Security Agent may be determined by a Security Agent Agreement to be entered into between the Bond Trustee and the Security Agent, which the Bond Trustee shall have the right to require each Obligor and any other party to a Finance Document to sign as a party, or, at the discretion of the Bond Trustee, to acknowledge. The Bond Trustee shall at all times retain the right to instruct the Security Agent in all matters, whether or not a separate Security Agent Agreement has been entered into.
(e)    The provisions set out in Clause 16.4 (Expenses, liability and indemnity) shall apply mutatis mutandis to any expenses and liabilities of the Security Agent in connection with the Finance Documents.
17.    AMENDMENTS AND WAIVERS
17.1    Procedure for amendments and waivers
(a)    The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:
(i)    such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes;
(ii)    such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or
(iii)    such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 15 (Bondholders’ Decisions).
(b)    Any changes to these Bond Terms necessary or appropriate in connection with the appointment of a Security Agent other than the Bond Trustee shall be documented in an amendment to these Bond Terms, signed by the Bond Trustee (in its discretion). If so desired by the Bond Trustee, any or all of the Transaction Security Documents shall be amended, assigned or re-issued, so that the Security Agent is the holder of the relevant Security (on behalf of the Bondholders). The costs incurred in connection with such amendment, assignment or re-issue shall be for the account of the Issuer.
17.2    Authority with respect to documentation
If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.
17.3    Notification of amendments or waivers
(a)    The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 17, setting out the date from which the amendment or waiver will be effective, unless such notice according to the Bond Trustee’s sole discretion is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.
(b)    Prior to agreeing to an amendment or granting a waiver in accordance with paragraph (a)(i) of Clause 17.1 (Procedure for amendments and waivers), the Bond Trustee may inform the Bondholders of such waiver or amendment at a relevant information platform.
18.    MISCELLANEOUS
18.1    Limitation of claims
All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.
18.2    Access to information
(a)    These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the Bondholders have no right to obtain information from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.
(b)    In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.
(c)    The information referred to in paragraph (b) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.

18.3    Notices, contact information
(a)    Written notices to the Bondholders made by the Bond Trustee will be sent to the Bondholders via the CSD with a copy to the Issuer and the Exchange (if the Bonds are listed). Any such notice or communication will be deemed to be given or made via the CSD, when sent from the CSD.
(b)    The Issuer’s written notifications to the Bondholders will be sent to the Bondholders via the Bond Trustee or through the CSD with a copy to the Bond Trustee and the Exchange (if the Bonds are listed).
(c)    Notwithstanding paragraph (a) above and provided that such written notification does not require the Bondholders to take any action under the Finance Documents, the Issuer’s written notifications to the Bondholders may be published by the Bond Trustee on a relevant information platform only.
(d)    Unless otherwise specifically provided, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter or e-mail. Any such notice or communication will be deemed to be given or made as follows:
(i)    if by letter, when delivered at the address of the relevant party;
(ii)    if by e-mail, when received; and
(iii)    if by publication on a relevant information platform, when published.
(e)    The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address and telephone and contact persons.
(f)    When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):
(i)    if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;
(ii)    if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and
(iii)    if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.
18.4    Defeasance
(a)    Subject to paragraph (b) below and provided that:
(i)    an amount sufficient for the payment of principal and interest on the Outstanding Bonds to the relevant Repayment Date (including, to the extent applicable, any premium payable upon exercise of a Call Option), and always subject to paragraph (c) below (the “Defeasance Amount”) is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the “Defeasance Account”);
(ii)    the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the “Defeasance Pledge”); and
(iii)    the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then;
(A)    the Issuer will be relieved from its obligations under paragraph (a) of Clause 12.2 (Requirements as to Financial Reports), Clause 12.3 (Put Option Event), Clause 12.5 (Information: miscellaneous) and Clause 13 (General and Financial Undertakings);
(B)    any Transaction Security shall be released and the Defeasance Pledge shall be considered replacement of the Transaction Security; and
(C)    any Obligor shall be released from any Guarantee or other obligation applicable to it under any Finance Document.
(b)    The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.
(c)    The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively determined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems necessary.
A defeasance established according to this Clause 18.4 may not be reversed.
19.    GOVERNING LAW AND JURISDICTION
19.1    Governing law
These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict of law provisions.
19.2    Main jurisdiction
The Bond Trustee and the Issuer agree for the benefit of the Bond Trustee and the Bondholders that the City Court of the capital of the Relevant Jurisdiction shall have jurisdiction with respect to any dispute arising out of or in connection with these Bond Terms. The Issuer agrees for the benefit of the Bond Trustee and the Bondholders that any legal action or proceedings arising out of or in connection with these Bond Terms against the Issuer or any of its assets may be brought in such court.

19.3    Alternative jurisdiction
Clause 19 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:
(a)    to commence proceedings against the Issuer or any other Obligor or any of their respective assets in any court in any jurisdiction; and
(b)    to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.
19.4    Service of process
(a)    Without prejudice to any other mode of service allowed under any relevant law, the Issuer:
(i)    irrevocably appoints Advokatfirmaet Schjødt AS as its agent for service of process in relation to any proceedings in connection with these Bond Terms; and
(ii)    agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.
(b)    If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

-----000-----

ATTACHMENT 1
COMPLIANCE CERTIFICATE

[date]
Forum Energy Technologies, Inc. 10.50% senior secured USD 250,000,000 bonds 2024/2029 ISIN NO0013339036 and NO0013339044
We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer. Pursuant to Clause 12.2 (Requirements as to Financial Reports) of the Bond Terms, a Compliance Certificate shall be issued in connection with each delivery of Financial Reports to the Bond Trustee.
This letter constitutes the Compliance Certificate for the period [●].
Capitalised terms used herein will have the same meaning as in the Bond Terms.
With reference to Clause 12.2 (Requirements as to Financial Reports), we hereby certify that all information delivered under cover of this Compliance Certificate is true and accurate. Copies of our latest consolidated [Annual Financial Statements] / [Interim Accounts] are enclosed.
[The financial covenants set out in Clause 13.18 (Financial covenants) are met, please see the calculations and figures in respect of the covenants attached hereto.]
[With reference to Clause 13.17 (Designation of Material Group Companies) the following Group Companies are nominated as Material Group Companies: [●]]
We confirm that, to the best of our knowledge, no Event of Default has occurred or is likely to occur.

Yours faithfully,
Forum Energy Technologies, Inc.
___________________
Name of authorised person
Enclosure: Annual Financial Statements / Interim Accounts; [and any other written documentation]

ATTACHMENT 2
RELEASE NOTICE
                                            [date]
Dear Sirs,

Forum Energy Technologies, Inc. 10.50% senior secured USD 250,000,000 bonds 2024/2029 ISIN NO0013339036 and NO0013339044
Reference is made to the Bond Terms for the above-captioned Bonds made between Nordic Trustee AS, as Bond Trustee, on behalf of the Bondholders, and the undersigned, as Issuer (the “Bond Terms”).
Capitalised terms used herein will have the same meaning as in the Bond Terms.
Pursuant to Section 6.1(a)(xii) of the Bond Terms, the undersigned hereby requests release of funds in the amount specified in Enclosure I (Flow of Funds) (the “Released Funds”).
The undersigned hereby represents and warrants that (i) the Released Funds shall be applied in accordance with Section 2.3 of the Bond Terms; (ii) no Event of Default has occurred and is continuing or will result from the release of the Released Funds, and (iii) the representations and warranties made by Issuer as set out in the Bond Terms are true and accurate in all material respects as of the date hereof.
Yours faithfully,
Forum Energy Technologies, Inc.
___________________
Name of authorised person
Enclosure I: Flow of Funds

ATTACHMENT 3
AGREED SECURITY PRINCIPLES

(a)    Any share pledge in respect of the shares of any company incorporated in Scotland shall be subject to delayed perfection (meaning that the title to those shares will not be transferred to the Bond Trustee or Security Agent or its nominee) such that perfection is only required upon notice being given from the Bond Trustee to the relevant pledgor (which notice may not be given prior to the occurring of an Event of Default).
(b)    Security will be granted by the Obligors, over such types of assets or asset classes as set out under the Transaction Security or to the extent required to grant Security over any shares (ownership interests) in any company becoming an Obligor.
(c)    General statutory and customary limitations (e.g. financial assistance, corporate benefit and retention of title claims) may limit the ability of an Obligor to provide Security or guarantee without inclusion of provisions limiting the responsibility for granting full legal valid and perfected Security or guarantee, or require that such Security or guarantee is limited by an amount or otherwise.
(d)    The security and extent of its perfection and scope shall take into account the cost, work and time of providing security which (in the Security Agent's sole discretion) must be proportionate to the benefit accruing to the Secured Parties.
(e)    Obligors will not be required to give guarantees or enter into Transaction Security Documents if it would:
(i)    result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations (or analogous restrictions) of any applicable jurisdiction;
(ii)    result in a significant risk to the officers of the relevant Obligor of contravention of their fiduciary duties and/or of civil or criminal liability, unless such guarantees or Transaction Security Documents are legally permissible and accompanied by relevant provisions (limitation language) limiting the potential liability for the relevant Obligor, its management, officers or other employees.
(f)    Transaction Security over monetary claims under insurance contracts shall exclude liability insurances and other third-party insurance.
(g)    Transaction Security shall not be taken over leasehold property where such security will require third party consent and where such consent is not, despite the Security Provider's reasonable efforts, given.
(h)    Transaction Security over bank accounts shall exclude (i) accounts in cash pool arrangement which are not, under the terms for those arrangements, bank accounts, (ii) tax deduction accounts (No: skattetrekkskonti), escrow or cash collateral accounts constituting Permitted Security and (iii) such accounts which, under the policies of the account bank, cannot or shall not be subject to third party Security.
(i)    Any assets subject to pre-existing third party arrangements which are permitted by the Finance Documents or any other contractual restrictions on assignments or absence of necessary regulations, registrations or similar, and which prevent those assets from being charged, will be excluded from any relevant security document, but the relevant Obligor must use its reasonable endeavours to obtain consent to charging any such assets if the relevant asset is material.
(j)    Transaction Security Documents shall operate to create Security rather than to impose any new commercial obligations or restrictions on use of the assets in the relevant Obligor's ordinary course of business prior to an event of default (i.e. blocking, transfer of title or similar) and shall, accordingly, not contain additional or duplicate representations or undertakings to those contained in the Finance Documents unless required for the creation, perfection, effectiveness or preservation of the Transaction Security.
(k)    Guarantees and Transaction Security will not be required from or over the assets of any joint venture or similar arrangement or any company in which an Obligor holds a minority interest.
(l)    Perfection of Transaction Security will not be required if it would materially and adversely affect the ability of the relevant Obligor to conduct its operations or business in the ordinary course. Where the blocking of the bank account is required by applicable law to perfect the Transaction Security, perfection of the bank account pledge will not be required until an Event of Default has occurred which is continuing.
(m)    Transaction Security will not be enforceable until an Event of Default has occurred and is continuing and an acceleration notice has been served to the relevant debtors.
(n)    Notwithstanding anything contained herein to the contrary, the Transaction Security shall not include the following) (the “Excluded Property”): (i) voting equity interests of any controlled foreign corporation (“CFC”) or foreign subsidiary holding company (“FSHC”) to the extent that such voting equity interests represent more than 65% of the outstanding voting equity interests of such CFC or FSHC, in each case, to the extent that (A) such CFC or FSHC is not organized Germany, the United Kingdom or the United States or (B) the granting of a security interest with respect to such equity interests (x) would reasonably be expected to result in material and adverse tax consequences to the Issuer or any of its Subsidiaries (as determined by the Issuer in good faith) or other material payments required under applicable local law by the Issuer or any of its Subsidiaries, or (y) would be prohibited by applicable law or otherwise would require the consent of Governmental Authorities, (ii) any rights or interest in any contract, agreement, lease, permit, license, charter or license agreement covering real or personal property of the Issuer or any Guarantor if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest in, pledge of, or charge, mortgage or lien upon such property is prohibited as a matter of law or under the terms of such contract, agreement, lease, permit, license, charter or license agreement (each of the foregoing, an “Excluded

Contract”) (provided that (1) the foregoing exclusions of this clause (ii) shall in no way be construed (x) to apply to the extent that any described prohibition or restriction is ineffective or unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code of the applicable jurisdiction or other applicable law or (y) to apply to the extent that any consent or waiver has been obtained by the Issuer or applicable Guarantor that would permit the security interest and lien to attach notwithstanding the prohibition or restriction on the pledge of such Excluded Contract and (2) the foregoing exclusions of clause (ii) shall in no way be construed to limit, impair, or otherwise affect any of the Secured Parties’ continuing security interests in and liens upon any rights or interests of the Issuer and any Guarantor in or to (x) monies due or to become due to the Issuer or such Guarantor under or in connection with any Excluded Contract or (y) any proceeds received by the Issuer or such Guarantor from the sale, license, lease, or other dispositions of any such Excluded Contract, (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral, (iv) Excluded Equity Interests, (v) Excluded Governmental Approvals, (vi) Excluded PMSI Collateral, (vii) Excluded Real Property or (viii) Excluded Accounts.
(o)    The Security Agent shall only be able to:
(i)    exercise any powers of attorney (including, but not limited to, in respect of voting rights appertaining to any shares) granted under any security document or have the right to receive any dividends if an Event of Default has occurred and is continuing and, unless (in the sole opinion of the Security Agent) it could have an adverse effect on the interest of the Secured Parties, the Security Agent has given notice of its intention to exercise such powers of attorney, voting rights or dividend rights (as applicable), upon which such rights may no longer be exercised by the relevant pledgor; and
(ii)    exercise any powers of attorney granted under any security document in relation to actions for perfecting and maintaining Security if and when the relevant Obligor has failed to comply with a further assurance or perfection obligation within five (5) Business Days of receiving prior notice of it.

ATTACHMENT 4
TAXATION

(a)    The Issuer shall be responsible for withholding any withholding tax imposed by applicable law on any payments to be made by or on behalf of it in relation to the Finance Documents and shall remit such amounts to the applicable taking authority. Subject to paragraph b) below, all such amounts shall be treated as having been paid to the applicable Bondholder.
(b)    If any tax (whether stated to be a tax, assessment, governmental charge or otherwise) is withheld in respect of the Bonds by or on behalf of the Issuer, the Issuer shall:
(i)    subject to the exceptions and limitations set forth in paragraph c) below, gross up the amount of the payment due from it (or on behalf of it) up to such amount which is necessary to ensure that the Bondholders or the Bond Trustee, as the case may be, receive a net amount which is (after making the required withholding) equal to the payment which would have been received by such person if no withholding had been required; and
(ii)    at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.
(c)    Paragraph b) shall not apply:
(i)    to any tax imposed by reason of the Bondholder (or the beneficial owner for whose benefit such Bondholder holds one or more Bonds), or a fiduciary, settlor, beneficiary, member or shareholder of the Bondholder if the relevant Bondholder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Bondholder, being considered as:
(A)    being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(B)    having a current or former connection with the United States or any other jurisdiction imposing such tax (other than a connection arising solely as a result of the ownership of the Bonds, the receipt of any payment or the enforcement of any rights relating to the Bonds), including being or having been a citizen or resident of the United States or any other jurisdiction imposing such tax (or any political subdivision thereof) or being or having been present in the United States, or being organized under the laws of, or having its principal office or applicable lending office located in, the United States or any other jurisdiction imposing such tax (or any political subdivision thereof);
(C)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes, a corporation that has accumulated earnings to avoid

U.S. federal income tax, or a foreign tax exempt organisation with respect to the United States;
(D)    being or having been a “10-percent shareholder” of the Issuer as defined in section 871(h)(3) or 881(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”); or
(E)    being a bank (or treated as a bank for U.S. federal income tax purposes) purchasing the Bonds in the ordinary course of its lending business; or
(ii)    to any tax that is payable otherwise than by withholding by the Issuer from payments made by it, a paying agent or Euroclear to the Bondholders;
(iii)    to any tax or other withholding obligation imposed under Sections 1471 through 1474 of the Code (commonly referred to as FATCA) (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(iv)    to the extent any tax would not have been imposed but for the failure of the Bondholder or any other person:
(A)    to provide a properly completed and executed Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8IMY (and related documentation), as applicable, or any subsequent version thereof or successor thereto, in each case, together with any required attachments and certificates to establish an exemption pursuant to the portfolio interest exception from, or reduction under an applicable tax treaty of, U.S. federal withholding tax with respect to payments in connection with a Bond;
(B)    to provide a properly completed and executed Internal Revenue Service Form W-9 or Form W-8ECI; or
(C)    upon receiving a reasonable prior written notice, to otherwise comply with any applicable certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Bondholder or beneficial owner of one or more Bonds, if compliance is required by any applicable law, regulation or tax treaty to which the United States is a party as a precondition to partial or complete exemption from such tax; or
(v)    payments to, or to a third party on behalf of, a Bondholder where no such withholding would have been required to be made if the Bonds, at the time of payment, had been credited to a securities deposit account with a bank, financial services institution, securities trading business or securities trading bank, in each case outside the United States; or

(vi)    payments to the extent such withholding or deduction is payable by or on behalf of a Bondholder who could lawfully mitigate (but has not so mitigated) such withholding by;
(A)    complying or procuring that any third party complies with any statutory requirements; or
(B)    by making or procuring that a third party makes a declaration of non-residence; or
(C)    other similar claim for exemption to any tax authority in the place where the payment is effected; or
(vii)    to any Bondholder that is not the sole beneficial owner of the Bonds, or a portion of the Bonds, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Bondholder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(viii)    where such withholding is imposed on a payment to or for an individual and is required to be made pursuant to Council Directive 2003/48/EC on the taxation of savings income or any other directive or law implementing or complying with, or introduced in order to conform to, such Directive, the ECOFIN Council meeting of 26-27 November 2000 or any other law implementing or complying with any arrangement entered into between the EU member states and certain third countries and territories in connection with such Directive (including, for the avoidance of doubt, any replacement directive or law); or
(ix)    to any combinations of paragraph c) (i)-(viii).
(d)    Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.
(e)    The Bond Trustee shall not have any responsibility with respect to obtaining information about the Bondholders or any other information relevant for the tax obligations referred to herein or with respect to any tax payable by any party pursuant to these Bond Terms.

SIGNATURES:

The Issuer: Forum Energy Technologies, Inc. /s/ Neal Lux …………………………………………. By: Neal Lux Position: President & CEO	As Bond Trustee and Security Agent: Nordic Trustee AS /s/ Fredrik Lundberg …………………………………………. By: Fredrik Lundberg Position: EVP, Transactions and Loan Operations